Exhibit 10.1
EXECUTION VERSION

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
BY AND AMONG
NYTEX ENERGY HOLDINGS, INC.,
FRANCIS DRILLING FLUIDS, LTD.,
FRANCIS OAKS, L.L.C
AND
THE MEMBERS OF FRANCIS OAKS, L.L.C.
AS OF NOVEMBER __, 2010

EXECUTION VERSION
TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

1.1. Definitions	1
1.2. Other Definitions	7

ARTICLE II PURCHASE AND SALE OF MEMBERSHIP INTERESTS	8

2.1. Agreement to Sell and Purchase Membership Interests; Other Transactions	8
2.2. Closing	8
2.3. Company and Sellers Deliverables at Closing	9
2.4. Buyer Deliverables at Closing	11
2.5. Purchase Price Adjustment for Working Capital	12
2.6. Escrow Deposit	13
2.7. Seller Representative	14

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY	15

3.1. Organization and Corporate Power	15
3.2. Authorization of Transactions	16
3.3. Capitalization	17
3.4. Subsidiaries; Investments	17
3.5. Financial Statements	17
3.6. Absence of Undisclosed Liabilities	18
3.7. Absence of Certain Developments	18
3.8. Real Property and Personal Property; Title to Property	20
3.9. Taxes	21
3.10. Contracts and Commitments	23
3.11. Computer Software and Proprietary Rights	25
3.12. Litigation; Proceedings	27
3.13. Brokerage	27
3.14. Governmental Licenses and Permits	27
3.15. Employees	28
3.16. Employee Benefit Plans	28
3.17. Insurance	29
3.18. Officers and Directors; Bank Accounts	30
3.19. Affiliate Transactions	30
3.20. Compliance with Laws	30
3.21. Environmental Compliance	30
3.22. Indebtedness	32
3.23. Certifications	32
3.24. Customers	33
3.25. Suppliers	33
3.26. Title of Acquired Assets	33

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EXECUTION VERSION

3.27. Condition of Acquired Assets	33
3.28. Accounts Receivable	33
3.29. Full Disclosure	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLERS	34

4.1. Authorization of Transactions	34
4.2. Brokerage	34
4.3. Membership Interests	34
4.4. Litigation	35
4.5. Investment Representations of Diana Istre Francis	35
4.6. Investment Representations of Michael G. Francis, Bryan Francis and Mackey Francis	35
4.7. Receipt of Information	36

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	36

5.1. Organization and Corporate Power	36
5.2. Authorization of Transaction	36
5.3. No Violation	36
5.4. Governmental Authorities and Consents	36
5.5. Litigation	37
5.6. Brokerage	37
5.7. Note	37
5.8. Buyer Stock	37
5.9. SEC Filings	37
5.10. Solvency	38

ARTICLE VI COVENANTS OF THE COMPANY, OAKS AND SELLERS	38

6.1. Consents	38

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS	38

7.1. Closing Consideration	38
7.2. Buyer’s Performance	39
7.3. Certificate	39
7.4. Closing Documents	39

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	39

8.1. Sellers’ Performance	39
8.2. Certificates	39
8.3. Closing Documents	39
8.4. No Judgments	39
8.5. Termination of Related Party Agreements	39

EXECUTION VERSION

8.6. Title to Owned Real Property	39
8.7. Landlord Estoppels	40
8.8. Related Party Transactions	40
8.9. Pay-Off Letters	40

ARTICLE IX SURVIVAL AND INDEMNIFICATION	40

9.1. Survival of Representations and Warranties	40
9.2. Indemnification by Seller	41
9.3. Limit on Indemnity Provided by Company, Oaks and Sellers	41
9.4. Additional Limits for Certain Sellers	42
9.5. Indemnification and Reimbursement by Buyer	42
9.6. Other Indemnification Limitations	43
9.7. Third-Party Claims	43
9.8. Other Claims	45

ARTICLE X other covenants	45

10.1. Tax Matters	45
10.2. Record Retention and Access to Records	47
10.3. Further Assurances	47
10.4. Personal Guarantee Releases	47
10.5. Health Insurance for Diana Istre Francis	48

ARTICLE XI NON-COMPETITION PROVISIONS	48

11.1. Non-Competition and Non-Solicitation	48

ARTICLE XII MISCELLANEOUS	50

12.1. Amendment and Waiver	50
12.2. Notices	50
12.3. Binding Agreement; Assignment	51
12.4. Severability	51
12.5. Construction	51
12.6. Captions	52
12.7. Entire Agreement	52
12.8. Counterparts	52
12.9. Governing Law	52
12.10. Parties in Interest	52
12.11. Jurisdiction	52
12.12. Delivery by PDF and Facsimile	54
12.13. Drafting	54
12.14. No Third Party Beneficiaries	54

EXECUTION VERSION
EXHIBITS

A	Form of Assignment of Membership Interest
B	Form of Note
C	Form of Employment Agreement
D	Form of Registration Rights Agreement
E	Form of Escrow Agreement
F	Form of Mutual Release
G	Personal Guaranties of Seller
H	Division of Purchase Price Among Sellers

EXECUTION VERSION
INDEX OF SCHEDULES

Schedule 2.1	Ownership of Membership Interests
Schedule 3.1	Organization and Corporate Power
Schedule 3.2	Authorization of Transactions
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.5	Financial Statements
Schedule 3.6	Undisclosed Liabilities
Schedule 3.7	Certain Developments
Schedule 3.8(a)	Owned Real Property
Schedule 3.8(b)	Leased Real Property
Schedule 3.8(j)	Operating Leases for Equipment
Schedule 3.8(k)	Large Leases
Schedule 3.8(l)	Liens
Schedule 3.9	Taxes
Schedule 3.10	Contracts and Commitments
Schedule 3.11	Items Related to Computer Software and Proprietary Rights
Schedule 3.12	Litigation; Proceedings
Schedule 3.13	Brokerage (Company)
Schedule 3.14	Governmental Licenses and Permits
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Agreements Requiring Additional Payments
Schedule 3.16(a)	Employee Benefit Plans
Schedule 3.16(c)	Material Bonus, Severance or Similar Benefit
Schedule 3.17	Insurance
Schedule 3.18(a)	Officers and Directors
Schedule 3.18(b)	Bank Accounts
Schedule 3.19	Affiliate Transactions
Schedule 3.20	Compliance With Laws
Schedule 3.21	Environmental Compliance
Schedule 3.22	Indebtedness
Schedule 3.23	Certifications
Schedule 3.24	Customers
Schedule 3.25	Suppliers
Schedule 3.26	Title of Acquired Assets
Schedule 3.27	Condition of Acquired Assets
Schedule 3.28	Accounts Receivable
Schedule 4.3	Rights to Acquire or Control Membership Interests
Schedule 13.1(b)	Parishes Covered by Noncompetition Agreement
INDEX OF BUYER’S SCHEDULE

Buyer’s Schedule 5.8	Capitalization of Buyer
Buyer’s Schedule 5.9	Buyer SEC Filings

v

EXECUTION VERSION
MEMBERSHIP INTERESTS PURCHASE AGREEMENT
     THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into as of November __, 2010 (the “Execution Date”), by and among NYTEX Energy Holdings, Inc., a Delaware corporation (“Buyer”), Francis Drilling Fluids, Ltd., a Louisiana business corporation (the “Company”), Francis Oaks, L.L.C., a Louisiana limited liability company (“Oaks”), and all of the members of Oaks (collectively, “Sellers” or singularly, “Seller”). Buyer, the Company, Oaks and Sellers are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.
W I T N E S S E T H:
     WHEREAS, the Sellers own beneficially and of record 100% of the outstanding membership interests of Oaks (the “Membership Interests”); and
     WHEREAS, Oaks owns beneficially and of record all of the shares of outstanding capital stock of the Company (the “Company Shares”) which consists entirely of 1,000 shares of no par value Common Stock of the Company; and
     WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to acquire from the Sellers, and the Sellers desire to sell to Buyer, all of the Membership Interests;
     NOW, THEREFORE, in consideration for the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Adjusted EBITDAR” means EBITDAR plus the Operating Leases for Equipment Amount.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.
     “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 1

EXECUTION VERSION
     “Aggregate Consideration” means, collectively, the Purchase Price to be paid for the Membership Interests to each of the Sellers, including the Note to be delivered to Diana Istre Francis in accordance with Section 2.4(a) and (b), and the shares of Buyer Stock and the cash payments to be delivered to all Sellers hereunder.
     “Assignments of Membership Interests” means each Assignment of Membership Interest, in substantially the form attached as Exhibit A, signed by each Seller to evidence the sale and assignment of its Membership Interests to Buyer.
     “Buyer’s Knowledge” means those facts of which the Representatives of Buyer are aware or should reasonably be aware.
     “Buyer Stock” means the Buyer’s $.001 par value per share common stock.
     “Claim” means any claim made by any Person, including Third Party Claims and claims that are not Third Party Claims.
     “Closing EBITDAR” means Adjusted EBITDAR of the Company for the fiscal year ended August 31, 2010.
     “Closing Working Capital” means the Working Capital as of the Closing.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Company Group” means the Company, Oaks and their respective direct and indirect Subsidiaries.
     “Company’s Knowledge” means those facts of which any of the Representatives of the Company Group (a) is aware or (b) should reasonably be aware, but only to the extent the event or circumstance in question occurred in the five-year period before Closing.
     “Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Person is a party or by which any of its assets or properties are bound.
     “Damages” means any loss, liability, claim, demand, obligation, judgment, suit, proceedings, Tax, damage, cost, fee, expense (including reasonable attorneys’ fees and expenses), penalties or fines.
     “EBITDAR” means the Company’s earnings before interest, taxes, depreciation, amortization and rental payments for Equipment for a particular fiscal year or other specified period determined in accordance with GAAP and with methods consistently applied by the Company in the preparation of the Interim Balance Sheet and the Financial Statements.
     “Equipment” means all equipment and machinery owned or used by the Company Group in its Business.
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EXECUTION VERSION
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Body” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court tribunal or administrative hearing body.
     “Income Taxes” means any Tax imposed by a taxing authority based upon or measured by gross or net income or receipts.
     “Indebtedness” means (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (ix) any amounts currently owed to any Person under any noncompetition, consulting or similar arrangements, (x) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any Liability of a Person under deferred compensation plans, phantom stock plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) any off-balance sheet financing of a Person, (xiii) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any Person as a result of the announcement or consummation or the transactions contemplated by this Agreement, and (xiv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.
     “Inventory” means the inventory of raw materials, ingredients, packaging, supplies, spare parts, consumable inventory and products, work in progress and finished goods related to the Business of the Company Group.
     “Legal Requirement” means any federal, state, local, foreign or other administrative order, permit, ruling, judgment, injunction, decree, constitution, law, ordinance, regulation or statute.
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 3

EXECUTION VERSION
     “Letter of Intent” means that certain letter of intent dated May 20, 2010, and amended on July 23, 2010 and October 20, 2010, by and among Buyer, the Company, Oaks and Sellers.
     “Liability” means any liability, debt, obligation of the Company Group, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.
     “Liens” means any mortgages, pledges, security interests, encumbrances, claims, liens or charges of any kind (including, without limitation, any conditional sale or other title retention agreements or leases in the nature thereof) or any agreements to file any of the foregoing, any sales of receivables with recourse, and any filings or agreements to file a financing statement as debtor under the Uniform Commercial Code or any similar statute. As used herein, the term “Lien” shall not include any Permitted Lien.
     “Material Adverse Effect” means any event, circumstance, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Person or that could reasonably be expected to prevent or materially delay or impair the ability of the Person to consummate the transactions contemplated by this Agreement.
     “Note” means the note issued by Buyer substantially in the form attached hereto as Exhibit B in the aggregate amount of $750,000 payable to Seller Diana Istre Francis.
     “Operating Leases for Equipment Amount” means $5,056,409 which equals the amount paid by the Company from September 1, 2009 until August 31, 2010 for the leasing of equipment under Operating Leases for Equipment.
     “Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
     “Permitted Liens” means (i) mechanic’s and materialmen’s liens and similar encumbrances arising in the Ordinary Course of Business of the Person that are not delinquent and not material to the business of the Person, (ii) liens or encumbrances for federal, state, local, foreign and other Taxes or assessments not yet due and payable or delinquent, and (iii) purchase money encumbrances and encumbrances securing rental payments under capital lease arrangements that are not delinquent and not material to the business of the Person.
     “Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Governmental Body or any other entity.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 4

EXECUTION VERSION
     “Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, assumed names, logos (all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights; and (iv) registrations and applications for any of the foregoing.
     “Purchase Price” means the aggregate sum of the Unadjusted Purchase Price minus (a) the amount, if any, by which the Closing Working Capital is less than the amount of Target Working Capital, plus (b) the amount, if any, by which the amount of Closing Working Capital exceeds the Target Working Capital. Solely for the purposes of determining the Purchase Price at the Closing, the Purchase Price shall be based on the Estimated Statement determined in accordance with Section 2.5(a). The Purchase Price shall be subject to adjustment following the Closing as provided in Section 2.5(b).
     “Repayment of the Senior Indebtedness and Large Leases” means the agreement by Buyer, as referenced in Sections 2.1(a), 2.4(j) and 2.4(k), to pay off all amounts due as of the Closing by the Company under Senior Indebtedness (up to a maximum of $13,750,000) and the Large Leases (up to a maximum of $12,600,000).
     “Representative” means with respect to a particular Person, any director, officer, partner, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Sellers’ Knowledge” or “Knowledge of the Sellers” means (a) in the case of all Sellers, those facts of which each Seller is aware, or (b) in the case of Michael G. Francis and Bryan Francis, those facts of which such Sellers should reasonably be aware, but only to the extent the event or circumstance in question occurred in the five-year period before Closing.
     “Senior Indebtedness” means all Indebtedness of any member of the Company Group which is owed to a bank or finance company, including any lines of credit and term credit facilities secured either with a general security interest in all assets of the Company or specific liens on Equipment, vehicles, mortgages or other property of the Company.
     “Straddle Period” means any Tax period beginning on or before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
     “Subsidiary” means, with respect to any Person or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 5

EXECUTION VERSION
other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.
     “Target Working Capital” means ONE HUNDRED NINETY-FOUR THOUSAND TWO HUNDRED SIXTY-THREE AND 00/100 DOLLARS ($194,263.00).
     “Tax” or “Taxes” means any tax or excise due from laws relating to federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
     “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
     “Third Party Claim” means any claim against an Indemnified Person by a Person that is not a Party, Buyer Indemnitee or Seller Indemnitee.
     “Transaction Documents” means this Agreement and any other agreement contemplated by this Agreement to which Buyer, any Company Group member or any Seller is a party including, without limitation, the Assignments of Membership Interests, the Note, the Employment Agreement, the Registration Rights Agreement, the Escrow Agreement and the Mutual Release.
     “Unadjusted Purchase Price” means THIRTY-THREE MILLION SEVEN HUNDRED SEVENTY-TWO THOUSAND SEVEN HUNDRED EIGHTY DOLLARS ($33,772,780), which equals $15,700,000 plus four (4) times the amount that the mutually agreed upon Closing EBITDAR exceeds $9,000,000.
     “Working Capital” means the Company’s net working capital, calculated as follows: (A) all current assets which consist of the Company’s Inventory, Accounts Receivables and cash and marketable securities in Company bank and investment accounts, (but excluding the Seller Note Receivables), less (B) all current liabilities of the Company Group. For the purposes of determining Working Capital, (X) Inventory shall be valued at actual cost, and (Y) Accounts
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 6

EXECUTION VERSION
     Receivable shall only include receivables which are both due and which have not been outstanding for over 120 days.
     1.2. Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term
3.28	Accounts Receivable
4.6(a)	Acquired Stock
Preamble	Agreement
2.7(a)	Appointing Sellers
2.5(e)	Arbitrating Accountants
12.11(b)	Arbitration Notice
12.11(a)	Arbitrator
3.16(a)	Benefit Plans
11.1	Business
Preamble	Buyer
9.2	Buyer Indemnitees
5.9	Buyer SEC Filings
5.10(a)	Cash Consideration
2.2	Closing
2.2	Closing Date
2.5(b)	Closing Statement
Preamble	Company
3.11(c)	Company Proprietary Rights
Recitals	Company Shares
3.11(a)	Company Software
11.1(c)	Confidential Information
12.11(a)	CPR
12.11(b)	Demanding Party
3.11(b)	Development Software
2.3(c)	Employment Agreement and Employment Agreements
3.21(a)	Environmental Laws
2.3(e)	Escrow Agent
2.3(e)	Escrow Agreement
2.6	Escrow Deposit
2.5(a)	Estimated Statement
8.7	Estoppels
Preamble	Execution Date
3.5	Financial Statements
3.21(f)	Hazardous Material
9.7(a)	Indemnified Person
9.7(a)	Indemnifying Person
3.19	Insider
3.5	Interim Balance Sheet
3.11(b)	IT Software
3.8(k)	Large Leases
3.8(b)	Leased Real Property
3.14	Licenses
3.10(b)	Material Contract or Material Contracts
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 7

EXECUTION VERSION

Section Reference	Defined Term
Recitals	Membership Interests
2.1(a)	Michael Francis Escrow Stock
2.3(f)	Mutual Release
11.1(a)	Non-Compete Period
12.11(a)	Noticed Party
2.5(d)	Notice of Dispute
Preamble	Oaks
3.8(k)	Operating Leases for Equipment
3.8(a)	Owned Real Property
Preamble	Party or Parties
6.4	Pay-Off Letters
14.12	PDF
3.23	Product Certifications
3.8(c)	Real Property
2.3(d)	Registration Rights Agreement
Preamble	Seller or Sellers
11.5	Seller Indemnitees
2.3(p)	Seller Note Receivables
2.7(a)	Seller Representative
11.1	Statute of Limitations
2.7(g)	Successor Seller Representative
9.8	Third Party Landlords
3.11(b)	Third Party Software
ARTICLE II
PURCHASE AND SALE OF MEMBERSHIP INTERESTS
     2.1. Agreement to Sell and Purchase Membership Interests; Other Transactions. On the terms and subject to the conditions set forth in this Agreement and in exchange for the payment of the Purchase Price in the relative amounts and types of consideration specified on Exhibit H to Sellers and the Repayment of the Senior Indebtedness and the Large Leases by Buyer, at the Closing, Buyer shall purchase, acquire and accept from each of the Sellers, and each of the Sellers shall sell, assign, transfer and deliver to Buyer the respective Membership Interests referred to opposite of such Seller’s name on Schedule 2.1, free and clear of any Liens, restrictions on transfer, options, rights, calls, commitments, proxies or other contract rights. The Note shall be delivered to and held by the Escrow Agent pursuant to the Escrow Agreement. 625,000 restricted shares of Buyer Stock to be issued to Michael G. Francis (the “Michael Francis Escrow Stock”) shall be delivered to and held by the Escrow Agent pursuant to the Escrow Agreement.
     2.2. Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the exchange of signature pages to all Transaction Documents and other closing deliverables on November 22, 2010, or if later, on or before three (3) business days after the date on which the last of the conditions set forth in Articles VII and VIII are satisfied or waived (other than any conditions that are not capable of being satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or (b) at such other place or on such other date as may be mutually agreeable to Buyer and Sellers. The date and time of the
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EXECUTION VERSION
Closing are herein referred to as the “Closing Date.” The Closing shall be deemed to be effective at 12:01 a.m. (Dallas Time) on the Closing Date.
     2.3. Company and Sellers Deliverables at Closing. On or prior to the Closing Date, the Company (the obligations of the Company and Oaks to make the closing deliveries shall be the responsibility of Michael G. Francis) and each of the Sellers (the obligations of each Seller to make the deliveries of Sellers shall apply individually to each Seller and not to any other Seller) shall have delivered or caused to be delivered to Buyer, in form acceptable to Buyer in its complete discretion, each of the following:
          (a) (i) Certificates representing the Membership Interests owned by each Seller and (ii) an Assignment of Membership Interests duly executed by each Seller; and
          (b) All original books and records of the Company and Oaks.
          (c) Employment Agreements between (i) Michael G. Francis and the Company, and (ii) Bryan Francis and the Company in substantially the form attached as Exhibit C hereto (each individually an “Employment Agreement” and collectively the “Employment Agreements”) duly executed by Michael G. Francis and Bryan Francis, respectively;
          (d) Registration Rights Agreement among Buyer and Diana Istre Francis in substantially the form attached as Exhibit D (the “Registration Rights Agreement”) duly executed by Diana Istre Francis;
          (e) The Escrow Agreement among Buyer (or one of its Affiliates), Diana Istre Francis, the Seller Representative and The F&M Bank & Trust Company (the “Escrow Agent”) in substantially the form attached as Exhibit E (the “Escrow Agreement”) duly executed by each of Diana Istre Francis and the Seller Representative on behalf of the Appointing Sellers and delivered to Buyer and the Escrow Agent.
          (f) A Mutual Release in substantially the form of Exhibit F (the “Mutual Release”) duly executed by each Seller;
          (g) Certificates from each of the Company, Oaks and Sellers in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, stating that (i) the representations and warranties set forth in Article III and Article IV hereof are true and correct in all respects, and (ii) each of the Company, Oaks and Sellers have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing, including, without limitation, the simultaneous transfer of all outstanding Membership Interests to Buyer;
          (h) Copies of all third party and Governmental Body consents, approvals, filings, releases, terminations, payoff letters, etc., required for the transfer of the Membership Interests to Buyer and the consummation of the transactions contemplated hereby and in the other Transaction Documents, including those consents listed on Schedule 3.2;
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          (i) A certified copy of the articles of incorporation prior to the Closing Date, and certified copies of the by-laws (or other appropriate corresponding organizational documents) of the Company, each as amended or restated from time to time, and the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;
          (j) A certified copy of the articles of organization prior to the Closing Date, and certified copy of the operating agreement (or other appropriate corresponding organizational documents) of Oaks, each as amended or restated from time to time, and the resolutions of Oaks’ Manager authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;
          (k) Certificates of the appropriate official of the jurisdiction in which each Company Group member is incorporated or organized and any other state in which each Company Group member does business, stating that such Company Group member is in good standing, qualified to do business or the equivalent, each dated within three (3) business days prior to the Closing Date;
          (l) A properly completed and executed certificate (i) from each Seller to the effect that each such Seller is not a foreign person (each such certificate in the form required by Treasury Regulation Section 1.1445-2(b)(2)) or (ii) from Oaks, a certificate to the effect that the Membership Interests are not a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.1445-2(c)(3));
          (m) Pay-Off Letters with respect to all Senior Indebtedness and Large Leases outstanding as of the Closing;
          (n) Complete releases of all Liens (other than Permitted Liens);
          (o) Copies of all of the resignations of all of the directors, managers and officers of the Company and Oaks (except for Michael G. Francis in his capacity as President and Chief Executive Officer of the Company) effective as of the Closing Date;
          (p) Evidence that all notes receivable owed from any Seller or any officer of the Company to the Company (the “Seller Note Receivables”) have been paid in full or written off by the Company and that any related promissory notes have been marked as “paid” and return to such Seller or officer;
          (q) Evidence that any amounts owed to a Seller have been paid off;
          (r) At least three (3) days before Closing, the Seller Representative shall deliver to Buyer wire transfer instructions for the Seller Representative, Diana Istre Francis, Michael G. Francis, Bryan Francis and Mackey Francis;
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          (s) All other Transaction Documents to which Sellers are parties and shall have delivered each such Transaction Document to Buyer and each of the other parties thereto; and
          (t) Such other documents or instruments as Buyer may reasonably request to effectuate the transactions contemplated hereby.
     2.4. Buyer Deliverables at Closing. On or prior to the Closing Date, Buyer shall have delivered to the Company, the Sellers, the Seller Representative, the Escrow Agent or other relevant Persons, as applicable:
          (a) The Purchase Price (less the Escrow Deposit), the cash portion of which shall be paid by wire transfer of immediately available funds to an account or accounts specified by the Sellers and the stock portion of which delivered to the Sellers;
          (b) The Note duly executed by Buyer and delivered to the Escrow Agent;
          (c) The Employment Agreements duly executed by the Company and delivered to Michael G. Francis and Bryan Francis;
          (d) The Registration Rights Agreement duly executed by Buyer and delivered to Diana Istre Francis;
          (e) The Escrow Agreement duly executed by Buyer and delivered to Diana Istre Francis, the Seller Representative and the Escrow Agent;
          (f) The Escrow Deposit by wire transfer of immediately available funds, the Note and the Michael Francis Escrow Stock to the Escrow Agent;
          (g) The Mutual Release duly executed by the Company and Oaks and delivered to each Seller;
          (h) Each Assignment of Membership Interests duly executed by Buyer and delivered to the appropriate Seller;
          (i) To the extent available at Closing, releases of Michael G. Francis from his obligations to guarantee the Senior Indebtedness and Large Leases;
          (j) As part of the Repayment of the Senior Indebtedness and Large Leases, payment by wire transfer of the full amount owed for Senior Indebtedness to the holders thereof as reflected in the Pay-Off Letters, subject to a maximum of $13,750.000;
          (k) As part of the Repayment of the Senior Indebtedness and Large Leases, payment by wire transfer of the full amount of the residual payments owed on the Large Leases to the lessors thereof as reflected in the Pay-Off Letters, subject to a maximum of $12,600,000;
          (l) A certificate from Buyer, in form and substance reasonably satisfactory to the Company and Sellers, dated as of the Closing Date, stating that (i) the representations and
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warranties of Buyer set forth in Article V are true and correct in all respects; and (ii) Buyer has performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;
          (m) All other Transaction Documents to which Buyer is a party and shall have delivered each such Transaction Document to each of the Sellers and the other parties thereto; and
          (n) Such other documents or instruments as the Company or Sellers may reasonably request to effectuate the transactions contemplated hereby.
     2.5. Purchase Price Adjustment for Working Capital.
          (a) Preparation of Estimated Statement. No later than three (3) business days prior to the Closing Date, the Seller Representative shall provide to Buyer a statement (the “Estimated Statement”) setting forth in reasonable detail and with reasonable supporting documentation the calculation of the Purchase Price, including calculations of the estimated amount of Closing Working Capital and a certificate of the Seller Representative certifying that the respective amounts have been calculated in accordance with this Agreement. The Sellers shall cause the Estimated Statement to be prepared in good faith and in accordance with this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation, GAAP and the Company’s accounting practices as of August 31, 2010.
          (b) Closing Statement Preparation. Within 60 days after the Closing, Buyer shall prepare or cause to be prepared a statement (the “Closing Statement”) setting forth in reasonable detail and with reasonable supporting documentation its calculation of the Purchase Price, including the calculation of Working Capital at Closing. Buyer shall prepare the Closing Statement in accordance with this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable to the particular calculation, GAAP and the Company’s accounting practices as of August 31, 2010. Additionally, to the extent that during the 60-day period following Closing the Company collects Accounts Receivable which were outstanding for over 120 days as of the Closing and, therefore, not included in the calculation of Working Capital on the Estimated Statement, Buyer shall include any such collected amounts in its calculation of Working Capital on the Closing Statement.
          (c) Review of Closing Statement. After preparation of the Closing Statement, Buyer shall promptly deliver the Closing Statement to the Seller Representative for review. Buyer shall grant the Seller Representative and his or her authorized accounting and legal Representatives reasonable access to such work papers or other documents and information as they reasonably request relating to the calculation of each component of the Purchase Price, and Buyer shall make appropriate officers of the Company sufficiently available to assist the Seller Representative and respond to questions in connection with the Seller Representative’s review of the Closing Statement.
          (d) Notices of Disputes. The Seller Representative shall have a period of 20 days after the delivery of the Closing Statement by Buyer to give Buyer written notice of any dispute regarding the amounts reflected in the Closing Statement. If the Seller Representative
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does not give Buyer written notice of a dispute within such 20 day period, the Closing Statement shall be deemed to have been accepted and agreed to by the Seller Representative on behalf of all of the Sellers in the form in which it was delivered, and shall be final and binding upon the Parties hereto. Any written notice of a dispute regarding the Closing Statement shall set forth in reasonable detail the elements and amounts with which the Seller Representative disagrees (a “Notice of Dispute”). During the 30 day period following the delivery of a Notice of Dispute, Buyer and the Seller Representative shall make reasonable good faith efforts to attempt to resolve such dispute and agree in writing upon the final content of the disputed Closing Statement or to stipulate to such portion thereof with respect to which there is no dispute.
          (e) Dispute Resolution. If the parties cannot resolve or stipulate to all disputes relating to the Closing Statement within the 30 day period referenced above, the matters with respect to which no resolution or stipulation can be reached shall be submitted to and resolved by the independent accounting firm of Broussard, Poche, Lewis, and Breaux (the “Arbitrating Accountants”). Buyer and the Seller Representative shall each immediately enter into a customary engagement letter with the Arbitrating Accountants and shall instruct the Arbitrating Accountants that the written determination (which shall contain the underlying reasoning) of the Arbitrating Accountants with respect to such disputed items and the accuracy of the Closing Statement as a result of the resolution of such disputed items shall be completed and distributed to Buyer and the Seller Representative within 30 days after the engagement of the Arbitrating Accountants. The decision of the Arbitrating Accountants shall be final and binding on all parties and the Closing Statement as determined by the Arbitrating Accountants shall constitute the final and binding Closing Statement. The fees, expenses, and costs of the Arbitrating Accountants shall be borne by Buyer, on the one hand, and the Sellers, on the other hand, in the same proportion that the dollar amount of disputed items lost by Buyer on the one hand, or the Seller Representative, on the other hand, bears to the total dollar amount in dispute that is resolved by the Arbitrating Accountants.
          (f) Purchase Price True-Up Payment. If the Purchase Price, as finally determined as provided in Section 2.5(d) or Section 2.5(e), as applicable, is less than the Purchase Price as set forth in the Estimated Statement, then Buyer shall be entitled to immediately make a claim against the Escrow Deposit in the amount of any such deficiency. If the Purchase Price, as finally determined as provided in Section 2.5(d) or Section 2.5(e), as applicable, exceeds the Purchase Price as set forth in the Estimated Statement, then Buyer shall pay 43.1% of such excess to Diana Istre Francis and 56.9% of such excess to the Seller Representative by wire transfer of immediately available funds within two (2) business days after the final determination of the Purchase Price. If the amount of any sums due to Buyer under this Section 2.5(f) is in excess of the amount of the Escrow Deposit, Sellers shall, jointly and severally, indemnify and pay Buyer the amount of such excess. Buyer, Diana Istre Francis and the Seller Representative hereby agree to promptly jointly instruct the Escrow Agent to make the disbursements required by this Section 2.5(f).
     2.6. Escrow Deposit. At the Closing, Buyer shall deposit a portion of the Purchase Price equal to ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) plus the Note and Michael Francis Escrow Stock (the “Escrow Deposit”) with the Escrow Agent under the Escrow Agreement, by wire transfer of immediately available funds to the account of
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the Escrow Agent. The Escrow Deposit will be used to satisfy liabilities from which Buyer is indemnified, that are caused by breaches by the Company or Sellers under this Agreement or any of the other Transaction Documents or any breaches by the Company or Sellers of the representations therein. The Escrow Deposit shall be held and disbursed by the Escrow Agent as specified in and pursuant to the terms and conditions of the Escrow Agreement.
     2.7. Seller Representative.
          (a) Each of Michael G. Francis, Mackey Francis and Bryan Francis (the “Appointing Sellers”) hereby constitutes and appoints Bryan Francis as his representative and true and lawful agent and attorney-in-fact (in such capacity, the “Seller Representative”) with full power and authority in each of their names and on behalf of each of them:
          (i) to act on behalf of each of them in the absolute discretion of the Seller Representative, but only with respect to the following provisions of this Agreement, with the power to: (A) upon written instructions from an Appointing Seller, designate the account for payment of any payments to be made to any Appointing Seller pursuant to the Escrow Agreement; (B) act pursuant to Section 2.5, including with respect to the Closing Working Capital determinations; (C) execute, deliver and act under the Escrow Agreement; (D) execute and deliver any waiver, consent or amendment under or to the Escrow Agreement; (E) act in connection with any matter as to which the Appointing Sellers have or are alleged to have indemnity obligations, or as to which any Appointing Seller is or claims to be an Indemnified Person, under Article IX; (F) act, give and receive notices pursuant to this Agreement; and (G) receive and accept such notices or correspondence, execute such other documents, and take such other actions as are provided herein or in the Escrow Agreement to be received, accepted, executed or taken by the Seller Representative; and
          (ii) in general, to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable, to effectuate the provisions of this Section 2.7.
          (b) The foregoing appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any Appointing Seller or by operation of law or by the occurrence of any other event. By the Seller Representative’s execution of this Agreement, the Seller Representative accepts such appointment and grant.
          (c) Each Appointing Seller consents to the taking by the Seller Representative of any and all actions and the making by the Seller Representative of any decisions required or permitted to be taken or made by the Seller Representative pursuant to this Section 2.7 and agrees that each such action or decision shall bind such Appointing Seller. Each Appointing Seller hereby authorizes and approves the execution and delivery of the Escrow Agreement by the Seller Representative on such Appointing Seller’s behalf and further acknowledges and agrees that, when so executed and delivered, such Appointing Seller shall be bound thereby as if such Seller had executed the Escrow Agreement directly.
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          (d) Each Appointing Seller agrees that the Seller Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by the Seller Representative in good faith hereunder.
          (e) Buyer and the Escrow Agent shall be entitled to conclusively rely, without any independent verification or inquiry, upon any document or notice delivered by the Seller Representative or upon any other action taken by the Seller Representative as (i) genuine and correct and (ii) having been duly signed or sent or taken by the Seller Representative.
          (f) Payments made to or as directed by the Seller Representative under the Escrow Agreement, are binding to the same extent as though such payments were made directly to the appropriate Appointing Sellers entitled to the same, as the case may be. Neither Buyer nor the Escrow Agent shall have any responsibility or liability for any further delivery or application of any such payment, it being agreed by the Appointing Sellers that, on the terms set forth herein, (i) any payment the Escrow Agent is required to make under the Escrow Agreement may be made to or as directed by the Seller Representative on behalf of such Appointing Seller; (ii) the Appointing Sellers shall determine among themselves the amount due to each Appointing Seller from each payment made to or as directed by the Seller Representative hereunder or under the Escrow Agreement; and (iii) each Appointing Seller shall look solely to the Seller Representative for such Seller’s respective share of any payment made to or as directed by the Seller Representative hereunder or under the Escrow Agreement.
          (g) The Seller Representative or any successor thereto may appoint a successor Seller Representative (the “Successor Seller Representative”). To be effective, such appointment must be (i) written, (ii) signed by the outgoing Seller Representative or outgoing Successor Seller Representative as the Seller Representative hereunder, (iii) indicate such appointment, (iv) signed by the Successor Seller Representative to indicate its acceptance of such appointment and its agreement to be bound by the terms hereof pertaining to the “Seller Representative,” and (v) delivered to Buyer. Upon such an appointment of a Successor Seller Representative under this Agreement, such Successor Seller Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the Seller Representative, and the Seller Representative shall be discharged from such predecessor Seller Representative’s duties and obligations under this Agreement.
          (h) Diana Istre Francis is not an Appointing Seller and shall not be represented by the Seller Representative.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY
     As a material inducement to Buyer to enter into this Agreement, each of the Appointing Sellers, Oaks and the Company hereby jointly and severally represent and warrant to Buyer as of each of the Execution Date and the Closing Date that:
     3.1. Organization and Corporate Power. Each Company Group member is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its
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incorporation or other formation. Each Company Group member is qualified to do business in every jurisdiction where such Company Group member conducts business and in which such qualification is necessary. All jurisdictions in which each Company Group member is qualified to do business are set forth on Schedule 3.1. Each Company Group member has all requisite corporate or appropriate organizational power and authority and all Licenses necessary to own and operate its properties and to carry on its business as now conducted. The articles of incorporation and by-laws (or other appropriate corresponding organizational documents) of each Company Group member, each as amended or restated from time to time, have previously been furnished to Buyer and reflect all amendments thereto and are correct and complete. The minute books containing the records of the meetings of the stockholders and the board of directors, the stock certificate books and the stock record books (or other appropriate corresponding organizational documents) of each Company Group member have been furnished to Buyer and are correct and complete. No Company Group member is in default under or in violation of any provision of its articles of incorporation or by-laws (or other appropriate corresponding organizational documents), each as amended or restated from time to time.
     3.2. Authorization of Transactions.
          (a) Each of the Company and Oaks has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of the board of directors of the Company and the members and managers of Oaks has duly approved this Agreement and all other Transaction Documents to which the Company or Oaks is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate or other organizational proceedings on the part of the Company Group members are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which a Company Group member is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which a Company Group member is a party have been duly executed and delivered by the Company Group member.
          (b) Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by any Company Group member and/or Sellers do not and shall not in such a manner as to cause a Material Adverse Effect on the Company (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (v) result in the creation of any Lien upon the capital stock or the assets of the Company Group, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Body, under (A) the provisions of the articles of incorporation or by-laws (or the appropriate corresponding organizational documents) of each Company Group member, each as amended or restated from time to time, (B) any Contract to which a Company Group member is bound, or (C) any Legal Requirement to which a Company Group member is subject.
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     3.3. Capitalization.
          (a) Schedule 3.3 attached hereto accurately sets forth by entity: (i) the authorized, and issued and outstanding capital stock (or organizational equivalent) of each member of the Company Group and (ii) the name of each record holder of capital stock (or organizational equivalent) of each member of the Company Group and the number of shares held by each record holder of each class of each member of the Company Group. All of the issued and outstanding shares (or organizational equivalent) of each member of the Company Group’s capital stock (or organizational equivalent) have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the owners of each Company Group member in the amounts as set forth on Schedule 3.3, free and clear of all options, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens. Except for this Agreement and except as set forth on Schedule 3.3, there are no outstanding or authorized options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Company Group member is a party or which are binding upon any Company Group member providing for the issuance, disposition or acquisition of any of the capital stock (or organizational equivalent) of any Company Group member or any rights or interests exercisable therefor. Except as set forth in Schedule 3.3, there are no outstanding or authorized stock (or organizational equivalent) appreciation, phantom stock or similar or corresponding rights with respect to the capital stock (or organizational equivalent) of any Company Group member. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock (or organizational equivalent) of any Company Group member. Except as set forth in Schedule 3.3, no Company Group member is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock (or organizational equivalent).
          (b) The Company Shares owned by Oaks constitute 100% of the outstanding capital stock of the Company
     3.4. Subsidiaries; Investments. Except for the other members of the Company Group and as set forth on Schedule 3.4, each Company Group member does not have any Subsidiaries. Except for the other members of the Company Group and as set forth on Schedule 3.4, no Company Group member controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other entity. Except as set forth on Schedule 3.4, no Company Group member owns or controls or has any right to acquire (directly or indirectly) any stock, partnership interest, membership interest, joint venture interest, equity participation or other security or interest in any other Person.
     3.5. Financial Statements. The Company has delivered to Buyer and attached hereto as Schedule 3.5: (a) the Company’s consolidated audited balance sheets as of each of August 31, 2005, August 31, 2006, August 31, 2007, August 31, 2008, and August 31, 2009 and the consolidated unaudited balance sheet as of August 31, 2010, and the related statements of operations, shareholders’ equity and cash flows for the respective twelve-month periods then ended; and (b) the Company’s consolidated unaudited balance sheet as of September 30, 2010 (the “Interim Balance Sheet”), and the related statements of operations for the one-month period then ended. Except as disclosed on Schedule 3.5, each of the foregoing financial statements
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(including in all cases the notes thereto, if any) (the “Financial Statements”) are accurate and complete in all respects and are consistent with the books and records of the Company, present fairly in all respects the financial condition and results of operations of the Company on a consolidated basis as of and for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied, subject in the case of unaudited interim financial statements, to the absence of footnote disclosure. The Closing EBITDAR is $13,518,195.
     3.6. Absence of Undisclosed Liabilities. No Company Group member has any Liability which is material, relates to that particular Company Group member and which continues to be outstanding, arising out of (i) transactions entered into at or prior to the Closing, (ii) any action or inaction at or prior to the Closing, or (iii) any state of facts exist at or prior to the Closing, including any Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) Liabilities under Contracts described in Schedule 3.10 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches or violations thereof), (b) Liabilities reflected on the face of the Interim Balance Sheet, (c) Liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business of the Company Group otherwise in accordance with the terms and conditions of this Agreement (none of which is a Liability for breach of Contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) to which a policy of insurance is not available to cover all or substantially all of such possible Liabilities, (d) Liabilities disclosed on Schedule 3.6, and (e) Liabilities to the extent expressly disclosed in the disclosure schedules attached hereto.
     3.7. Absence of Certain Developments. Except as set forth in Schedule 3.7 and except as expressly contemplated by this Agreement, since January 1, 2010, each Company Group member has conducted its business only in the Ordinary Course of Business and no Company Group member has:
          (a) suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $250,000 in the aggregate to its assets, whether or not covered by insurance;
          (b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;
          (c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or options or other rights to acquire shares of its capital stock or other equity securities;
          (d) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Liabilities incurred in the Ordinary Course of Business;
          (e) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or
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subjected any portion of its properties or assets to any Lien other than vendor’s liens for accounts payable incurred in the Ordinary Course of Business or unrecorded property tax liens incurred by virtue of property ownership;
          (f) sold, leased, assigned or transferred (including, without limitation, transfers to Sellers or any Insider) any of its material tangible or intangible assets (including Proprietary Rights), except for sales of Inventory, non-exclusive licenses granted in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis, or disclosed any confidential information (other than pursuant to agreements requiring the Person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the such Company Group member in such confidential information);
          (g) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;
          (h) entered into, amended or terminated any Material Contract or entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice;
          (i) made, granted or promised any bonus or any wage, salary or compensation increase in excess of $10,000 per year to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any Benefit Plan, or amended or terminated any existing Benefit Plan or adopted any new Benefit Plan;
          (j) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or entered into any transaction with any Insider;
          (k) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);
          (l) made any capital expenditures that aggregate in excess of $250,000;
          (m) made any loans or advances in excess of $10,000 in the aggregate to, or guarantees for the benefit of, any Persons;
          (n) amended or authorized any amendment to its certificate of incorporation, by-laws or other governing or organizational documents;
          (o) instituted or settled any claim or lawsuit for an amount involving in excess of $250,000 in the aggregate or involving equitable or injunctive relief, unless same was done in connection with a policy of insurance and the obligations of such Company Group member not covered by insurance do not exceed $250,000;
          (p) granted any performance guarantee to its customers other than in the Ordinary Course of Business and consistent with past policies and practices;
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          (q) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;
          (r) paid any management fees;
          (s) failed to make any regularly scheduled payments of principal or interest on the Senior Indebtedness or the Large Leases; or
          (t) committed or agreed to any of the foregoing.
     3.8. Real Property and Personal Property; Title to Property.
          (a) Each member of the Company Group has good and indefeasible fee simple title to the real property shown as owned by it in Schedule 3.8(a) (the “Owned Real Property”), in each case free and clear of Liens except only the applicable Permitted Liens and Liens set forth on Schedule 3.8(a).
          (b) Pursuant to the real property leases described in Schedule 3.8(b), each member of the Company Group leases the real property shown as leased by it, as lessee or lessor, on Schedule 3.8(b) (the “Leased Real Property”).
          (c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all real property owned or leased by any member of the Company Group.
          (d) There are no (i) condemnation(s) or assessment(s) pending that affecting any of the Real Property, or any material portion thereof, or contemplated with respect to the Real Property or any material portion thereof or, (ii) actions, suits or proceedings pending or to Sellers’ Knowledge threatened against the Real Property (including, but not limited to, any pending or proposed application for any rezoning or change in zoning not consented to by Buyer that would apply to the Real Property or any portion thereof that would inhibit or prohibit Buyer from utilizing the portion of the Real Property in question for its customary purposes).
          (e) There are no unpaid assessments (governmental or otherwise) for sewers, water, paving, electrical power or otherwise affecting the Real Property or any portion thereof, whether matured or unmatured, and no such assessments are to Sellers’ Knowledge threatened.
          (f) Each member of the Company Group has complied with all Legal Requirements, pertaining to or affecting the Real Property owned or leased by it in all material respects, and there are no legal actions, suits or other legal or administrative proceedings pending or to Sellers’ Knowledge threatened against the Real Property, and Sellers are not aware of any facts that might result in any such action, suit or other proceeding.
          (g) Neither the Sellers nor any member of the Company Group have received any written notice from any governmental or quasi-governmental agency or insurance underwriter requiring or suggesting that the Sellers, a member of the Company Group or any
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other party should correct (which has not previously been corrected) any condition or modify or add any improvement with respect to the Real Property or any portion thereof.
          (h) No member of the Company Group is subject to any “rollback” taxes resulting from subsequent assessments for years or portions thereof prior to the Closing Date due to change in land usage or ownership, that may be assessed in the future against any of the Real Property.
          (i) Except as otherwise expressly disclosed on Schedule 3.8(a), there are no adverse or other parties in possession of the Real Property, or of any part thereof as lessees, tenants at sufferance, or trespassers.
          (j) Schedule 3.8(j) lists all leases with annual payments of $50,000 or more pursuant to which each member of the Company Group leases the personal property as lessee or lessor, and all such operating leases for Equipment are designated as such on Schedule 3.8(j) (the “Operating Leases for Equipment”).
          (k) Schedule 3.8(k) lists all leases of rolling stock of each member of the Company Group with over $250,000 in residual payments to be made after the Execution Date (the “Large Leases”) and the balance of the residual payments as of the Execution Date. The Large Leases will have $250,000 or less in residual payments to be made after the Closing, and Schedule 3.8(k) will be updated by Seller at the Closing to reflect the balance of the residual payments as of Closing.
          (l) Subject only to the Permitted Liens, (i) each member of the Company Group has valid title to, or, in the case of leased tangible personal property, valid leasehold interests in, all of the tangible personal property owned or leased by it and used or held for use in the Business of the Company, free and clear of all Liens, other than Liens set forth on Schedule 3.8(l), and (ii) to the Knowledge of the Sellers, no material defects exist with respect to the condition of any of such tangible personal property that would interfere in any material respect with the continued use and operation thereof as the same is currently used and operated by the Company.
     3.9. Taxes.
          (a) Except as set forth on Schedule 3.9:
          (i) All Tax Returns required to be filed by the Company Group or any member of the Company Group have been filed on or before the due date for such Tax Returns (taking into account all extensions of due dates). No member of the Company Group is the beneficiary of any extension (that is currently in effect) of the time for filing any Tax Return. All Tax Returns filed by any member of the Company Group are true, correct and complete in all material respects (taking into account any amendments thereto that have been filed).
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          (ii) All Taxes of the Company Group that have become due and payable have been paid, other than any amount that is being contested in good faith by appropriate proceedings as described on Schedule 3.9.
          (iii) All material monies that the members of the Company Group are required by law to withhold in connection with amounts paid or owing to any Person have been withheld and either timely paid to the proper Governmental Body or, if not yet due, set aside in accounts for such purposes and accrued by the applicable member of the Company Group.
          (iv) No deficiencies for any Taxes have been asserted or assessed in writing against any member of the Company Group, which have not been resolved or paid. To the Knowledge of the Sellers, there are no claims, audits, or investigations pending or threatened against any member of the Company Group for any Tax.
          (v) There are no Liens for Taxes (other than Taxes not yet past due) on any of the assets of any member of the Company Group.
          (vi) No member of the Company Group has consented to extend to a date later than the Closing Date the time in which any Tax may be assessed or collected by any tax authority.
          (vii) No member of the Company Group is a party to any tax allocation or sharing agreement with any Person, or a party to any agreement to indemnify any Person with respect to Taxes. No member of the Company Group (i) has been a member of any affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the members of the Company Group) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of any other applicable Tax law).
          (viii) No member of the Company Group is a partner in any entity classified as a partnership for federal income Tax purposes that is not also a member of the Company Group.
          (ix) No Seller or member of the Company Group is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b).
          (x) No member of the Company Group has (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any transaction that a member has determined constitutes a “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit or other tax benefit by reason of any transaction that a member has determined constitutes a “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any transaction that a member has determined constitutes a “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iv) purchased or otherwise acquired an interest in any transaction that a member has determined
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constitutes a “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1 prior to amendment by Treasury Decision 9352 (7/31/07).
          (xi) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
          (A) change in method of accounting made at or prior to the Closing Date for a Pre-Closing Tax Period;
          (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of any other applicable income tax law) executed at or prior to the Closing Date;
          (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of any other applicable income Tax law) entered into or existing at or prior to the Closing Date;
          (D) installment sale or open transaction disposition made at or prior to the Closing Date; or
          (E) prepaid amount received at or prior to the Closing Date.
          (xii) The Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
          (xiii) Except as provided in Section 3.16 (relating to employee benefit plans), the representations and warranties set forth in this Section 3.9 are the exclusive representations and warranties with respect to Taxes, and other provisions of this Article III shall be interpreted to apply only to matters other than Taxes.
     3.10. Contracts and Commitments.
          (a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 3.10, no Company Group member is a party to or bound by, whether written or oral, any:
          (i) collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;
          (ii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis (except for employees who may be terminated at-will) or any severance agreements or change-of-control agreements;
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          (iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of such Company Group member’s assets, other than a Permitted Lien and any vendor’s liens under $50,000;
          (iv) Contract with respect to the lending or investing of funds;
          (v) license or royalty Contract, or management, consulting, or advisory Contract;
          (vi) guaranty of any obligation, other than endorsements made for collection;
          (vii) Contract under which a Company Group member is lessee of, or holds or operates, any personal property owned by any other party calling for payments by a Company Group member or under which a Company Group member is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by a Company Group member;
          (viii) Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which calls for performance over a period of more than one year;
          (ix) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by the Company Group member on 30 days or less notice without penalties;
          (x) Contract relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);
          (xi) Contract which prohibits a Company Group member from freely engaging in business anywhere in the world;
          (xii) Contract relating to the distribution, marketing, advertising or sales of the Company Group’s products and/or services;
          (xiii) Contract pursuant to which a Company Group member subcontracts work to third parties;
          (xiv) power of attorney;
          (xv) Contract relating to the acquisition or sale of the Company Group’s Business (or any material portion thereof);
          (xvi) Material contract relating to Proprietary Rights except as set forth in Schedule 3.11; or
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          (xvii) other Contract material to a Company Group member, whether or not entered into in the Ordinary Course of Business.
          (b) Except as disclosed in Schedule 3.8(a), Schedule 3.8(j), Schedule 3.8(k), Schedule 3.10 or Schedule 3.11, (i) no Contract or commitment required to be disclosed on Schedule 3.8(a), Schedule 3.8(j), Schedule 3.8(k), Schedule 3.10 or Schedule 3.11 (each, a “Material Contract” and collectively, the “Material Contracts”) has, to Sellers’ Knowledge, been breached or canceled by the other party, and there are no anticipated breaches by any other party to any Material Contract, (ii) each Company Group member has performed all the obligations required to be performed by it under the Material Contracts to the extent required to be so performed as of the date hereof or as of the Closing Date and is not in default under or in breach of any Material Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) no Company Group member has a present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and (iv) each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.
          (c) The Company has made available to Buyer a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 3.8(a), Schedule 3.8(j), Schedule 3.8(k), Schedule 3.10 or Schedule 3.11). Schedule 3.8(a), Schedule 3.8(j), Schedule 3.8(k), Schedule 3.10 or Schedule 3.11 contains an accurate and complete description of all material terms of all oral Material Contracts referred to therein.
          (d) During the two-year period ending on the date of this Agreement, no Company Group member has used any name or names under which they have invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 3.8(a), Schedule 3.8(j), Schedule 3.8(k), Schedule 3.10 or Schedule 3.11.
     3.11. Computer Software and Proprietary Rights.
          (a) Schedule 3.11 attached hereto sets forth a complete and correct list of: (i) all patented or federal or state registered Proprietary Rights owned by the Company Group, including, without limitation, Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company Group; (iii) all trade names and unregistered marks owned and used by the Company Group; (iv) all computer software owned by and distributed or maintained by the Company Group (“Company Software”), listed by major point release; and (v) other than Company Software, all other material unregistered copyrights, mask works and computer software owned by the Company Group, including, without limitation, internally developed back office software, etc.
          (b) Excluding commercially available computer applications, Schedule 3.11 attached hereto sets forth a complete and correct list of: (i) all computer software licenses or similar agreements or arrangements through which the Company Group embeds, integrates, bundles, redistributes, resells, or otherwise sublicenses such third party software (“Third Party
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Software”); (ii) all computer software licenses or similar agreements or arrangements used by the Company Group to support the development of Computer Software (“Development Software”); (iii) all computer software licenses or similar agreements or arrangements relating to information technology used in the operations of the Company Group (“IT Software”) for which the Company Group paid more than $5,000 in the aggregate in license fees or pays more than $1,000 in annual support fees; (iv) all other material licenses or similar agreements or arrangements, in effect in which the Company Group is a licensee of Proprietary Rights; (v) other than customer Contracts entered into in the Ordinary Course of Business and standard “affiliate” agreements wherein such affiliates have no right to directly license Company Software to customers, all licenses or similar agreements or arrangements in which the Company Group is a licensor of Proprietary Rights, including, without limitation, reseller agreements; and (vi) all other material agreements or similar arrangements, in effect relating to the use of Proprietary Rights by the Company Group, including, without limitation, material settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements relating to software development or information technology, and standalone indemnification agreements.
          (c) Except as set forth on Schedule 3.11, (i) each Company Group member owns and possesses all right, title and interest in and to the Proprietary Rights set forth in Schedule 3.11, has a valid and enforceable right to use such Proprietary Rights pursuant to the agreements set forth in Schedule 3.11, and otherwise owns and possesses all right, title and interest in and to all other Proprietary Rights necessary for the operation of the Company Group’s Business as currently conducted, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Proprietary Rights”); and (ii) the Company Group has not licensed any of its Proprietary Rights to any third party on an exclusive basis, and no Seller nor any of each Seller’s Affiliates own any Company Proprietary Rights.
          (d) The Company does not own and is not licensed to use any patents, trademarks, trade names, service marks, copyrights, logos or other such intellectual or Proprietary Rights, other than those set forth on Schedule 3.11. Neither the Company nor any of its officers or employees has any patent applications pending for any device, process, method, design or invention of any kind now used or needed by the Company in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by the Company. The Company has taken reasonable steps to maintain the confidentiality of its client or customer lists and client or customer information, trade secrets and other Proprietary rights. Except as set forth on Schedule 3.11, (i) neither Sellers, the Company nor any of its registered agents has received or is aware of any pending or threatened claims of infringement or misappropriation of, or conflict with any Proprietary Rights of any third party; and (ii) neither Sellers nor the Company has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties, and none of the Sellers nor the Company has any Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued conduct of the business as presently conducted or as currently proposed to be conducted.
          (e) Excluding commercially available computer applications and except as set forth on Schedule 3.11, the Company Software, including any embedded or integrated Third Party Software, does not contain any open source or freeware and the sale or licensing of the
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Company Software in the Ordinary Course of Business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring any Company Group member to disclose source code to any of the Company Software and any other software for which a reasonably prudent Person would hold in confidence.
          (f) Excluding commercially available computer applications and except as set forth in Schedule 3.11, the Company Group is in possession of the source code and object code for all Company Software, Third Party Software, Development Software and IT Software and copies of all other material related thereto, including, without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such software as currently used in, or currently under development for, the Business, except for those materials and source code where the failure of a Company Group member to possess such materials and source code would not reasonably be expected to have a Material Adverse Effect.
          (g) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used by a Company Group member in the conduct of its Business is sufficient in all material respects for the current needs of the Business of the Company Group as currently conducted and the Company Group has purchased a sufficient number of license seats for all Development Software and IT Software used in the Business.
     3.12. Litigation; Proceedings. Except as set forth in Schedule 3.12, there are no actions, suits, proceedings, orders, judgments, decrees or, to the Sellers Knowledge, investigations pending, or, to the Company’s Knowledge or the Sellers’ Knowledge, threatened against or imposing obligations on a Company Group member at law or in equity, or before or by any Governmental Body and there is no basis for any of the foregoing. Except as set forth on Schedule 3.12, no Company Group member has received any written opinion or legal advice in writing to the effect that any Company Group member is exposed from a legal standpoint to any liability or disadvantage which may be material to the Company Group’s Business as presently conducted. No Company Group member is subject to any outstanding order, judgment or decree issued by any Governmental Body or any arbitrator.
     3.13. Brokerage. Except as set forth on Schedule 3.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of a Company Group member.
     3.14. Governmental Licenses and Permits. Except for Product Certifications, Schedule 3.14 contains a complete listing of all permits, licenses franchises, certificates of authorization, registrations and other material written authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar authorizations (collectively, the “Licenses”) owned or possessed by each Company Group member or used by a Company Group member in the conduct of its Business. Except as indicated on Schedule 3.14, each Company Group member owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct its business as presently conducted. Each Company Group member is in
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material compliance with the terms and conditions of such Licenses. No loss or expiration of any License is pending, or to the Company’s Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.
     3.15. Employees.
          (a) Except as set forth on Schedule 3.15(a), no key executive employee or group of employees or independent contractors of the Company Group have notified the company of any plans to terminate his or her employment or relationship as an employee or independent contractor with the Company Group. Each Company Group member has complied with and is in compliance with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986. No Company Group is party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. No Company Group member has engaged in any unfair labor practice. There are no organizational efforts presently being made or, to the Company’s Knowledge, threatened by or on behalf of any labor union with respect to employees of the Company Group. Schedule 3.15(a) sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed or engaged as of the Closing Date by each Company Group member (including its independent contractors) and whether, and to what extent, each Company Group member may have a contractual obligation to pay severance upon termination of employment. None of the employees of a Company Group member is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of a Company Group member.
          (b) Except as set forth on Schedule 3.15(b), no Company Group member is party to any agreement nor do any facts or circumstances exist which would require a Company Group member to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee or former employee of a Company Group member.
     3.16. Employee Benefit Plans.
          (a) With respect to current or former employees of the Company Group, the Company Group does not maintain and has not maintained, does not contribute to and has not contributed to, does not have and has not had any obligation to contribute to, does not have and has not had any actual or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (iii) employee welfare benefit plans (as defined in Section 3(1) of
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ERISA) or other employee benefit plans (as defined in Section 3(3) of ERISA), (iv) stock option or stock purchase plans, or (v) material fringe benefit plans, programs or arrangements, whether in writing or oral ((i) through (v) collectively, the “Benefit Plans”) other than the Benefit Plans listed on Schedule 3.16(a). No Company Group member has contributed to and has no Liability with respect to any multiemployer pension plan (as defined in Section 3(37) of ERISA). No Company Group member has maintained or contributed to and has no Liability with respect to any defined benefit plan (as defined in Section 3(35) of ERISA). No Company Group member maintains or contributes to any employee welfare benefit plan or has any obligation under an arrangement which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code.
          (b) No Company Group member has incurred any Liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained or contributed to by members of the controlled group of companies (as defined in Sections 414(b), (c), (m) and (o) of the Code) that includes or included a Company Group member that has not been satisfied in full, and no condition exists that presents a risk to a Company Group member of incurring such a Liability.
          (c) Except as specifically provided in this Agreement or as set forth in Schedule 3.16(c), no employee or former employee of a Company Group member will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, and there is no Contract, plan or arrangement covering any employee or former employee of such Company Group member that, individually or collectively, will give rise to a payment that would not be deductible by such Company Group member by reason of Section 280G of the Code or require payment of an excise tax under Section 4999 of the Code solely as a result of the transactions contemplated hereunder.
          (d) No Company Group member maintains, contributes to or has any Liability with respect to any nonqualified deferred compensation plan covered by Section 409A of the Code.
     3.17. Insurance. Schedule 3.17 lists each insurance policy maintained by or on behalf of each Company Group member with respect to its properties, assets and business, together with a claims history since January 1, 2008. All of such insurance policies are in full force and effect, and no Company Group member has been, except to the extent the Company Group member has been directly affected by natural disasters, (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. Except as set forth on Schedule 3.17, no Company Group member has any self-insurance or co-insurance programs and, to the Company’s Knowledge, the reserves set forth on the Interim Balance Sheet are adequate to cover any insurance deductibles or any Liabilities of which there is Company knowledge with respect to any self insurance or coinsurance programs.
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     3.18. Officers and Directors; Bank Accounts.
          (a) Schedule 3.18(a) lists all officers and directors (or other organizational equivalent) of each Company Group member.
          (b) Schedule 3.18(b) lists all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of each Company Group member.
     3.19. Affiliate Transactions. Except for at will termination or employment contracts disclosed in Schedule 3.15, and except for intercompany transactions disclosed on the Financial Statements and as disclosed on Schedule 3.19, no officer, director, employee, stockholder or other Affiliate of the Company Group or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (each an “Insider”), is a party to any Contract or transaction with a Company Group member or which is pertaining to the Business of the Company Group or has any interest in any property, real or personal or mixed, tangible or intangible, used by a Company Group member in the conduct of its Business. Schedule 3.19 hereto describes all affiliated services provided to or on behalf of each Company Group member by Sellers or their Affiliates and to or on behalf of Sellers and such Affiliates by a Company Group member and all affiliate transactions or Contracts among each Company Group member and Sellers or their Affiliates (including, in each case, the costs charged to or by such Company Group member).
     3.20. Compliance with Laws. To Sellers’ Knowledge, except as disclosed on Schedule 3.20, each Company Group member has complied with and is in compliance with all applicable Legal Requirements of all Governmental Bodies which are applicable to the Business, business practices (including, but not limited to, each Company Group member’s production, procurement of contracts, marketing, sales and distribution of its products and services) or any owned or leased properties of each Company Group member and to which each Company Group member may be subject except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and no claims have been filed against such Company Group member alleging a violation of any such Legal Requirements, and no Company Group member has received notice of any such violations.
     3.21. Environmental Compliance. Except as set forth on Schedule 3.21 or as disclosed in the Phase I environmental surveys listed on Schedule 3.21:
          (a) To Sellers’ Knowledge, all of the Owned Real Property and Leased Real Property is in compliance with all applicable Environmental Laws, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect. As used herein, “Environmental Laws” means all applicable Legal Requirements relating to pollution or protection of the environment (including ambient air, surface water, ground water, land or surface or subsurface strata), including all applicable federal, state or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all applicable legal requirements relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing,

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including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et. seq.), and the rules and regulations promulgated thereunder.
          (b) All material permits required under applicable Environmental Laws for the current use, operation or ownership of the Owned Real Property and Leased Real Property have been obtained and are current, except where the failure to obtain or maintain such permit has not had and would not reasonably be expected to have a Material Adverse Effect. No federal, state or local governmental entity has notified any member of the Company Group that any such permit will be suspended, cancelled, revoked or modified, or that any such permit cannot be renewed in the Ordinary Course of Business.
          (c) No member of the Company Group has received from any federal, state or local governmental entity or other Person any unresolved order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Owned Real Property or Leased Real Property or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law).
          (d) No member of the Company Group has entered into any agreement with any federal, state or local governmental entity or any other Person pursuant to which the member of the Company Group assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances, which matter has not been completed or resolved.
          (e) The Company has made available to Buyer all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that to the Sellers’ Knowledge are in the possession, custody or control of any member of the Company Group, relating to any past or present (i) environmental conditions concerning the Business of any member of the Company Group or on, under or about the Owned Real Property or Leased Real Property, or (ii) activities relating to hazardous substances on, or any off-site disposal of a hazardous substance from any Owned Real Property or Leased Real Property.
          (f) No member of the Company Group has used the Real Property or any portion thereof for the disposal or dumping, nor, to the Knowledge of the Sellers, has there been any spillage, seepage, or uncontrolled loss on or filtration from or onto the Real Property or any portion thereof, of any petroleum, petroleum distillates, asbestos, asbestos containing Hazardous Materials (as hereinafter defined), hazardous substances or hazardous wastes, the Real Property contains no Hazardous Materials in quantities or methods of storage violating applicable laws, including, without limitation, Environmental Laws. None of the Sellers or any member of the Company Group has received written notice of any violation by the Real Property and/or any member of the Company Group of any environmental laws, ordinances, regulations or requirements, whether federal, state or local. There are no underground storage tanks located in, on or under the Real Property or any portion thereof. For purposes of this Agreement, the term “Hazardous Material” means any substance, material or waste that is toxic, ignitable, reactive or

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corrosive and that is regulated by any local or state governmental authority or the United States Government. The term Hazardous Material includes, without limitation, any material or substance that is, (i) defined as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” or “hazardous material”, by any local or state law; (ii) oil and petroleum products and their by-products; (iii) asbestos; (iv) designated as a “hazardous substance” pursuant to the Federal Water Pollution Control Act; (v) defined as a “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act; or (vi) defined as a “hazardous substance” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act.
          (g) Except where no member of the Company Group engages in transportation of Hazardous Materials and except where such transportation is performed, such member of the Company Group is fully qualified and authorized to transport Hazardous Materials in the United States and are fully familiar with the Legal Requirements enforced by the U.S. Department of Transportation and its constituent agencies. Any transportation of Hazardous Materials by the Company or any other member of the Company Group is performed in material compliance with all applicable Legal Requirements, including requirements with regard to registration, training, packaging, loading, placarding, documentation and labeling of shipments containing Hazardous Materials.
     3.22. Indebtedness. Except as set forth on Schedule 3.22, no Company Group member is subject to any long-term Liabilities or Indebtedness. Schedule 3.22 details the GAAP accounting outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness. All Senior Indebtedness is reflected and marked as “Senior Indebtedness” on Schedule 3.22 and the outstanding principal and interest balance as of the Execution Date is reflected thereon. The balance of the Senior Indebtedness shall be $13,750,000 or less as of the Closing. Sellers shall update the outstanding principal and interest balance owed on Senior Indebtedness as of the Closing by providing an update to Schedule 3.22 at Closing. Except as set forth on Schedule 3.22, there are no outstanding powers of attorney executed on behalf of any Company Group member. Except as set forth on Schedule 3.22, no Company Group member is a guarantor or otherwise liable for any Indebtedness of any other Person other than endorsements for collection in the Ordinary Course of Business.
     3.23. Certifications. Each Company Group member holds all material product registrations, accreditations and other certifications required for the conduct of its Business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”), which Product Certifications are set forth on Schedule 3.23 attached hereto. There is no reasonable basis for any present action rescinding any such Product Certifications and no loss or expiration of any such Product Certifications is reasonably foreseeable or has had or would reasonably be expected to have a Material Adverse Effect. Each product manufactured, sold, leased or delivered by such Company Group member has been in conformity with all applicable contractual commitments and all express and implied warranties, and such Company Group member does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the a Company Group member giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Schedule 3.23 includes copies of the standard terms and

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conditions of sale or lease for each Company Group member (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased or delivered by any Company Group member is subject to any guaranty, warranty, or other indemnity unless such guaranty, warranty, or other indemnity is provided by a policy of insurance that provides coverage of substantially all amounts of exposure beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.23.
     3.24. Customers. Except as disclosed on Schedule 3.24, no Company Group member as of Closing Date has received any notice that any of its top twenty (20) customers set forth on the attached Schedule 3.24 (which lists the top twenty (20) customers of each Company Group member for the 12 month period ending August 31, 2010) has terminated or intends to terminate or materially reduce its business with such Company Group member.
     3.25. Suppliers. No Company Group member as of Closing Date has received any notice that any of its top ten (10) suppliers of tangible personal property, Third Party Software or other goods and services set forth on the attached Schedule 3.25 (which lists the top ten (10) suppliers of each Company Group member for a 12 month period ending August 31, 2010) has terminated or intends to terminate or materially reduce its business with such Company Group member.
     3.26. Title of Acquired Assets. Except as disclosed on Schedule 3.26, each Company Group member is the lawful owner of its business personal property, and has good title to all its assets, free and clear of any and all Liens of any kind or nature whatsoever, direct or indirect, accrued, absolute, contingent or otherwise.
     3.27. Condition of Acquired Assets. Except as disclosed on Schedule 3.27, all of the assets of each Company Group member are in good operating condition and sufficient to carry on the Business in the normal course as it is presently conducted and are free from defects, whether patent or latent. None of the Inventory or Equipment, reasonable wear and tear excepted, comprising a part of the assets is obsolete or not marketable in the Ordinary Course of Business of each Company Group member at substantially its fair market value. Any information technology systems used in the operation of the Business are adequate and sufficient in all respects to conduct the Business.
     3.28. Accounts Receivable. Schedule 3.28 contains a list of all accounts and notes receivable of each Company Group member as of September 30, 2010. Except as set forth on Schedule 3.28, all accounts and notes receivable reflected on the Interim Balance Sheet and all accounts and notes receivable to be reflected on the consolidated books of the Company Group as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the Ordinary Course of Business and are current and collectible at the amounts set forth on the consolidated books of the Company Group as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) within 120 days after the Closing (the “Accounts Receivable”). No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such Accounts Receivable.

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     3.29. Full Disclosure. No representation or warranty of the Company or Sellers contained in this Agreement or in any of the other Transaction Documents, and no written statement made by or on behalf of the Company or Sellers to Buyer pursuant to this Agreement or any of the other Transaction Documents, contain an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which the Company or Sellers have not disclosed to Buyer in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO SELLERS
     As a material inducement to Buyer to enter into this Agreement, each Sellers hereby represents and warrants individually to Buyer as of each of the Execution Date and the Closing Date, and all references hereinbelow to “each Seller” or “any Seller” or “no Seller” shall only apply singularly to a particular Seller’s warranty as to itself, himself, or herself and shall not apply to any other Seller, that:
     4.1. Authorization of Transactions.
          (a) Seller has all requisite power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which such Seller is a party and to perform his or her obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which each Seller is a party have been duly executed and delivered by such Seller.
          (b) Neither the execution and the delivery of this Agreement and the other Transaction Documents to which each Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon the Membership Interests owned by any Seller under, or (vi) require any authorization, consent, approval, execution or other action by or notice to any Governmental Body regarding, the provisions of any Contract to which any Seller is bound or affected, or any applicable statute, regulation, rule, judgment, order, decree or other restriction of any Governmental Body to which any Seller is subject. No notice to, filing with or authorization, consent or approval of any Governmental Body by any Seller is necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which any Seller is a party.
     4.2. Brokerage. Except as set forth on Schedule 3.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Sellers.
     4.3. Membership Interests. Each Seller holds of record and owns beneficially the Membership Interests set forth opposite such Seller’s name on Schedule 2.1, and at the Closing,

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each Seller will transfer to Buyer good and marketable title to such Membership Interests, in each case free and clear of any Liens, restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights. Except as set forth on Schedule 4.3, no Seller is a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Membership Interests or other interest in Oaks or any capital stock of the Company (other than this Agreement). Except as set forth on Schedule 4.3, no Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Membership Interests or other interest in Oaks or any capital stock of the Company.
     4.4. Litigation. There are no actions, suits, proceedings or orders pending, or, to Sellers’ Knowledge, threatened against or affecting any Seller at law or in equity, or before or by any Governmental Body, which would adversely affect each Seller’s performance under this Agreement and the other Transaction Documents to which Sellers are parties or the consummation of the transactions contemplated hereby or thereby.
     4.5. Investment Representations of Diana Istre Francis. Diana Istre Francis acknowledges, agrees and represents that (i) she is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) she is able to bear the economic risk of the holding of the Note (including a complete loss of the value to her) for an indefinite period of time, and (iii) she has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of her acquisition of the Note and any shares of Buyer Stock she receives in the transactions contemplated hereby.
     4.6. Investment Representations of Michael G. Francis, Bryan Francis and Mackey Francis.
          (a) Each of Michael G. Francis, Bryan Francis and Mackey Francis acknowledges, agrees and represents that the share of Buyer Stock to be acquired by Michael G. Francis, Bryan Francis and Mackey Francis hereunder (the “Acquired Stock”) will, when acquired, be acquired for such Seller’s own account, for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or applicable state securities laws.
          (b) Each of Michael G. Francis, Bryan Francis and Mackey Francis acknowledges, agrees and represents that he understands that (i) the Acquired Stock has not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and have not been qualified under any state securities laws on the grounds that the offering and sale of securities contemplated by this Agreement are exempt from registration thereunder, and (ii) Buyer’s reliance on such exemptions is predicated on each Seller’s representations set forth herein.
          (c) Each of Michael G. Francis, Bryan Francis and Mackey Francis acknowledges, agrees and represents that (i) such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, (ii) such Seller is able to bear the economic risk of the holding of the Acquired Stock (including a complete loss of

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the value to each Seller on such items) for an indefinite period of time, and (iii) such Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its acquisition of the Acquired Stock, including the implications of such shares being unregistered under the Securities Act.
     4.7. Receipt of Information. Each Seller acknowledges and agrees that it has had the opportunity to ask all questions of Buyer and receive all such information from Buyer that such Seller deems necessary and appropriate to enter into this Agreement and the other Transaction Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
     As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers as of each of the Execution Date and the Closing Date that:
     5.1. Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.
     5.2. Authorization of Transaction. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms.
     5.3. No Violation. Buyer is not subject to any Legal Requirement of any Governmental Body, or any Contract, or any License, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is a party nor does the execution or delivery of this Agreement and the other Transaction Documents to which Buyer is a party violate or otherwise conflict with Buyer’s Certificate of Incorporation or Bylaws, each as amended or restated from time to time.
     5.4. Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any Governmental Body is required to be obtained by Buyer in connection

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with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the transactions contemplated hereby or thereby.
     5.5. Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s Knowledge, threatened against or affecting Buyer at law or in equity, or before or by any Governmental Body, which would adversely affect Buyer’s performance under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.
     5.6. Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.
     5.7. Note. The Note has been duly and validly authorized by Buyer and, when executed by Buyer in accordance with the provisions thereof, and upon delivery to Diana Istre Francis, she will be entitled to the benefits thereof and the Note will constitute a valid and binding obligation of Buyer enforceable in accordance with its terms, except that the enforcement thereof may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) and the discretion of any court before which any proceeding therefor may be brought.
     5.8. Buyer Stock. Buyer’s Schedule 5.8 accurately sets forth (i) the total authorized, and issued and outstanding shares of Buyer Stock as of September 30, 2010, and (ii) the name of each record holder of shares of Buyer Stock, and the number of shares of Buyer Stock held by each such record holder as of September 30, 2010. All of the issued and outstanding shares of Buyer Stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights. Except for this Agreement and except as set forth on Buyer’s Schedule 5.8, there are no outstanding or authorized options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Buyer is a party or which are binding upon Buyer providing for the issuance, disposition or acquisition of any Buyer Stock or any rights or interests exercisable therefor. Except as set forth in Buyer’s Schedule 5.8, there are no outstanding or authorized stock appreciation, phantom stock or similar or corresponding rights with respect to the Buyer Stock. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Buyer Stock. Except as set forth in Buyer’s Schedule 5.8, Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Buyer Stock.
     5.9. SEC Filings. Except as set forth on Buyer’s Schedule 5.9, Buyer has filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since September 30, 2010 (collectively, the “Buyer SEC Filings”). Each Buyer SEC Filing (a) as of its filing date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be; and (b) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the

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statements made therein, in the light of the circumstances under which they were made, not misleading.
     5.10. Solvency
          (a) Buyer is not now insolvent nor will it be rendered insolvent by giving effect to the closing of this Agreement including payment of the cash consideration portion of the Purchase Price (“Cash Consideration”). As used in this subsection, “insolvent” means that the sum of the debts and other probable liabilities of Buyer exceeds the present fair salable value of Buyer’s assets.
          (b) Buyer has, or will have at Closing, cash immediately available sufficient to pay to Sellers the full Cash Consideration.
          (c) Immediately after giving effect to the closing of this Agreement, including payment of the Cash Consideration, (i) Buyer will be able to pay or otherwise perform its assumed Liabilities when due or eligible in the usual course of business; (ii) Buyer will not have an unreasonably small amount of capital with which to conduct business; (iii) Buyer will have assets (calculated at fair market) that exceed the assumed Liabilities (including but not limited to the obligations to pay the Senior Indebtedness and Large Leases in full after closing. (iv) Taking into account all other obligations and anticipated uses of cash, Buyer will have sufficient cash to pay all such Liabilities and Indebtedness, in a prompt and timely manner.
ARTICLE VI
COVENANTS OF THE COMPANY, OAKS AND SELLERS
     6.1. Consents. To the extent such items are not available at Closing, the Company and Oaks shall, and each of the Appointing Sellers shall cause each member of the Company Group to, (a) use commercially reasonable efforts to obtain all consents or approvals such Persons are required to obtain to carry out the transactions contemplated by this Agent, (b) cooperate with Buyer and its Representatives in Buyer’s efforts to obtain all other consents, approvals and authorizations Buyer is required to obtain to carry out the transactions contemplated by this Agreement or which Buyer reasonably deems necessary or appropriate, and (c) cooperate in the preparation of any document or other material which may be required by any Governmental Body as a predicate to or result of the transactions contemplated in this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
     The obligations of each Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, except to the extent specifically waived in writing by the Seller Representative in whole or in part at or prior to the Closing:
     7.1. Closing Consideration. Each item of consideration to be paid on or before the Closing by the Buyer shall have been paid in a manner satisfactory to Sellers.

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     7.2. Buyer’s Performance. Each covenant of Buyer in this Agreement that Buyer is required to perform or to cause to be performed at or prior to the Closing shall have been performed in all material respects.
     7.3. Certificate. Seller Representative shall have received a certificate of Buyer in a form reasonably satisfactory to the Seller Representative dated as of the Closing Date, stating that each representation and warranty of Buyer in this Agreement is true and correct in all material respects as of the Closing Date (except in each case for those representations and warranties that address matters only as of a specified date, which shall have been true and correct as of such specified date).
     7.4. Closing Documents. Seller Representative shall have received from the Buyer each of the items required to be delivered by Section 2.4.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, except to the extent specifically waived in writing by Buyer in whole or in part at or prior to the Closing:
     8.1. Sellers’ Performance. Each covenant of each of the Company, Oaks or any Seller in this Agreement that any such Party is required to perform or cause to be performed at or prior to the Closing shall have been performed in all material respects.
     8.2. Certificates. Buyer shall have received (a) a certificate of each of the Sellers in a form reasonably satisfactory to Buyer, dated as of the Closing Date, stating that each representation and warranty of each of the Company and Oaks and each Seller in this Agreement shall be true and correct in all respects at and as of the Closing Date (determined without giving duplicative effect to any materiality or Material Adverse Effect limitation contained therein, and except in each case for such representations and warranties made as of a specified date, which shall be required to be true and correct only on and as of such specified date).
     8.3. Closing Documents. Buyer shall have received from the Sellers or Partners, as applicable, each of the documents required to be delivered by Section 2.3.
     8.4. No Judgments. No judgment, decree or order shall have been entered which would prevent the consummation of the Closing.
     8.5. Termination of Related Party Agreements. All Related Party Agreements except for the Permitted Related Party Agreements shall have been terminated and the member of the Company Group party thereto shall have been fully released from all obligations and liabilities under such Related Party Agreements.
     8.6. Title to Owned Real Property. Each member of the Company Group shall have good, marketable and indefeasible title to the Owned Real Property that is shown to be owned by such member of the Company Group on Schedule 3.8 subject only to Permitted Liens.

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     8.7. Landlord Estoppels. Buyer shall have obtained estoppel certificates signed by each of the landlords under all leases for the Leased Real Property (the “Third Party Landlords”), addressed to Buyer and otherwise in forms reasonably acceptable to Buyer (the “Estoppels”), which Estoppels shall include, if required by the terms of the applicable lease instrument, an acknowledgement and approval by the applicable Third Party Landlord of the change of control resulting from the consummation of the transactions contemplated by this Agreement.
     8.8. Related Party Transactions. Effective at the Closing, all Related Party Agreements, other than the Permitted Related Party Agreements, shall be terminated and shall be without any further force and effect, and there shall be no further obligations of any of the parties thereunder. Sellers agree to take and to cause the members of the Company Group and their respective Affiliates to take, any action prior to or following the Closing that would be required to give effect to the termination of the Related Party Agreements other than the Permitted Related Party Agreements.
     8.9. Pay-Off Letters. At least three (3), but no more than five (5), business days prior to the Closing Date, Sellers shall cause the members of the Company Group to obtain payoff letters in form and substance satisfactory to Buyer in respect of all Senior Indebtedness and Large Leases and full and complete releases in recordable form of all Liens securing such Indebtedness and Large Leases and full and complete releases of any guarantees by a Seller of such Indebtedness (or a commitment from such lender to deliver such releases upon receipt of payment in full of the Indebtedness secured) (collectively, the “Pay-Off Letters”).
ARTICLE IX
SURVIVAL AND INDEMNIFICATION
     9.1. Survival of Representations and Warranties. The representations and warranties of the Parties made or provided for in this Agreement shall survive the Closing for a period of eighteen (18) months; provided, however, that the representations and warranties in Sections 3.1 (Organization and Corporate Power), 3.2 (Authorization of Transactions), 3.26 (Title of Acquired Assets), but only as to title in the personal property, 4.1 (Authorization of Transactions), 4.3 (Membership Interests), 5.1 (Organization and Corporate Power), 5.2 (Authorization of Transaction) and 5.3 (No Violation) shall survive indefinitely, and the representations and warranties in Sections 3.9 (Taxes), 3.12 (Litigation; Proceedings), 3.16 (Employee Benefit Plans), and 3.21 (Environmental Compliance) shall survive through the end of the period for the lesser of (a) applicable Statute of Limitations (as defined hereinbelow), plus ninety (90) days or (b) four (4) years plus ninety (90) days. The covenants contained in this Agreement shall survive for the lesser of two (2) years or until they are fully discharged. All other Claims pursuant to Section 9.2 may be brought for a period of eighteen (18) months following the Closing. No Claim for indemnification for breaches of any representation, warranty or covenant may be asserted after the expiration of the applicable survival period set forth in this Section 9.1. So long as an Indemnified Party asserts a Claim for indemnification under and in accordance with this Article IX for a breach by another Party of any of its representations, warranties or covenants contained in this Agreement prior to the expiration of the applicable survival period set forth in this Section 9.1, such Indemnified Party shall be deemed to have preserved its rights to indemnification under this Article IX regardless of when

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such Claim is ultimately liquidated or resolved. For purposes of this Section 9.1, the term “Statute of Limitations”, with respect to any indemnity claim between the parties hereto seeking reimbursement with regards to a third party claim, shall mean the longer of (i) eighteen (18) months or (ii) the applicable statute of limitations of the jurisdiction in which a third party claim with regard to which indemnity is sought hereunder is brought by the third party; provided, however, that as to claims between Buyer and Seller not arising from a third party claim, the term Statute of Limitations shall mean the statute of limitations solely under the laws applicable to this agreement in accordance with Section 12.9 herein.
     9.2. Indemnification by Seller. Subject to the provisions of this Article IX, Company, Oaks, and each of the Sellers, agrees to indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnitees”) from and after the Closing, against any Damages related to any and all Claims to the extent such Claims are based upon, arise out of or are related to:
          (a) any breach of any representation or warranty made by any of the Company or Oaks or any of the Sellers in this Agreement or contained in any certificate delivered by any of the Company or Oaks or any of the Sellers pursuant to Section 8.2; provided, however, that when determining the amount of Damages from such breach, any exception or qualification in such representations and warranties relating to materiality, Material Adverse Effect or other similar qualifications as used therein shall be disregarded therein;
          (b) any breach of any covenant of any of the Company or Oaks or any of the Sellers in this Agreement or in any certificate, writing or instrument executed and delivered by any of the Company or Oaks or any of the Sellers pursuant to this Agreement;
          (c) any claim of any Person for brokerage or finder’s fees or commissions or similar payments owed or alleged to be owed under any agreement or understanding made, or alleged to have been made, by such Person with any Seller (or any Person acting on behalf of any Seller) in connection with any of the transactions contemplated by this Agreement;
          (d) any Seller Indemnified Taxes;
          (e) any non-compliance with applicable statutory or regulatory requirements promulgated or administered by the U.S. Department of Transportation or any subdivision thereof or any state or local Governmental Body relating to transportation, safety or protection of the environment with respect to the Business; or
          (f) any amounts required to pay any expenses and Indebtedness of the any member of the Company Group (other than the Senior Indebtedness and Large Leases) not taken into account in making the calculations of the Purchase Price and the Closing Working Capital hereunder.
     9.3. Limit on Indemnity Provided by Company, Oaks and Sellers. Notwithstanding anything to the contrary contained anywhere in this Agreement:

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          (a) Company, Oaks and Sellers shall have no obligation to indemnify Buyer Indemnitees pursuant to Section 9.2 until Buyer Indemnitees have a claim or claims in excess of one hundred fifty thousand ($150,000) dollars, at which point Company, Oaks, and Sellers obligation to indemnify shall apply to such claims in excess of such amount; provided, however, that the total amount of the following claims shall be counted and indemnity shall be due regardless of whether disclosed on Sellers’ Disclosure Schedules: (i) matters requiring remediation, if any, that are described on Schedule 3.21; (ii) that certain DOL matter described on Schedule 3.12; and (iii) those certain matters involving fatalities disclosed on Schedule 3.12; for which the statue of limitations has not expired.
          (b) Company, Oaks and Sellers obligation to indemnify Buyer Indemnitees pursuant to (i) Section 9.2(a) with respect to a breach of the warranties and representations contained in Sections 3.1 (Organization), 3.2 (Authorization of Transaction), 3.9 (Taxes), 3.16 (Benefit Plans), and 3.26 (Title of Acquired Assets), but only as to title in the personal property, and (ii) liabilities identified in the Schedules to Section 3.9 (Taxes) and Section 3.16 (Benefit Plans) shall be limited, in the aggregate, to the Purchase Price;
          (c) Company, Oaks and Sellers’ obligation to indemnify Buyer Indemnitees pursuant to (i) Section 9.2(a) with respect to a breach of any representations or warranties contained in Section 3.12 (Litigation; Proceedings) and Section 3.21 (Environmental Compliance), and (ii) Liabilities identified in Schedule 3.12 (Litigation; Proceedings) and Schedule 3.21 (Environmental Compliance) shall be limited, in the aggregate, to Eight Million Dollars ($8,000,000);
          (d) Company, Oaks and Sellers’ obligations to indemnify Buyer Indemnitees for a breach of all other warranties, representations and covenants under this Agreement shall be limited, in the aggregate, to the amount of the Escrow Deposit and satisfied therefore by mutual agreement of the parties or based on a non-appealed judgment from a court of competent jurisdiction; and
          (e) Sellers’ aggregate liability with respect to claims addressed by Sections 11.3(b), (c) and (d) shall be limited, in the aggregate, to the Purchase Price.
     9.4. Additional Limits for Certain Sellers. Sellers Bryan K. Francis and Mackey G. Francis own less than 10% of Oaks and are hereinafter referred to as “Minority Sellers”. In no event shall a Minority Seller be required to make any payments for Buyer Indemnitees pursuant to Section 9.2 in excess of the applicable Section 9.3 limitations multiplied by seventy (70%) percent of their respective percentage membership ownership in Oaks. Seller Diana Istre Francis shall not be required to make any payments to Buyer Indemnitees pursuant to Section 9.2 if the Claim results from a breach of a representation in Article III, except for the amounts held under the Escrow Agreement. Notwithstanding the above, these limitations shall not affect the aggregate amount to be paid to Buyer Indemnitees under Article IX.
     9.5. Indemnification and Reimbursement by Buyer. From and after the Closing, upon the terms and subject to the conditions and limitations contained in this Article IX, Buyer shall indemnify and hold harmless each Seller (collectively, the “Seller Indemnitees”) against, and shall reimburse the Seller Indemnitees for, any Damages arising out of or in connection with:

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          (a) any breach of any representation or warranty made by Buyer in this Agreement or contained in any certificate delivered by Buyer pursuant to Section 7.3;
          (b) any breach of any covenant of Buyer in this Agreement or in any certificate, writing or instrument executed and delivered by Buyer pursuant to this Agreement, which covenant by its terms is required to be performed at or prior to the Closing; or
          (c) any claim of any Person for brokerage or finder’s fees or commissions or similar payments owed or alleged to be owed any agreement or understanding made, or alleged to have been made, by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the transactions contemplated by this Agreement.
     9.6. Other Indemnification Limitations.
          (a) The amount of each indemnity claim shall be determined only after giving credit for the amount of the net monetary benefit, including, without limitation, insurance coverage, any income tax or other tax benefit, and any other payments received by the indemnified party by reason of recompense, contribution, indemnification or subrogation from any third party, resulting from or attributable to, the event, occurrence, state of facts, actions or other circumstance causing or giving rise to any such indemnity claim. The forgoing shall be taken into consideration before applying the indemnity deductible set forth above in this paragraph.
          (b) Neither party shall be liable to the other for punitive or exemplary damages resulting from or arising out of this Agreement or any other documents referred to herein or relating hereto.
     9.7. Third-Party Claims.
          (a) Promptly after receipt by any Seller Indemnitee or Buyer Indemnitee entitled to indemnity under Section 9.2 or Section 9.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under any such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person proves that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.4(a) of the assertion of a Third-Party Claim, the Indemnifying Person, at its sole cost and expense, shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from

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the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim. Notwithstanding the assumption of defense by the Indemnifying Person, the Indemnified Person may, at its sole cost and expense, file any motion, answer or other pleadings that the Indemnified Person may deem necessary or appropriate to protect its interests or those of the Indemnifying Person and which is not prejudicial, in the reasonable judgment of the Indemnifying Person, to the Indemnifying Person. If requested by the Indemnifying Person, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Person, to cooperate with the Indemnifying Person and its counsel in contesting any Third-Party Claim that the Indemnifying Person assumes the defense of and elects to contest, or, if appropriate and related to the Third-Party Claim in question, in making any counterclaim against the Person asserting the Third-Party Claim, or any cross-complaint against any Person (other than the Indemnified Person or any of its Affiliates or, if the Indemnified Person is a Seller, any other Seller). The Indemnified Person may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Person pursuant to this Section 9.4(b), and except as specifically provided in this Section 9.4(b), the Indemnified Person will bear its own costs and expenses with respect to such participation (provided, however, that the Indemnifying Person shall pay the attorneys’ fees of the Indemnified Person if (A) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Person in connection with the defense of such Third-Party Claim, (B) the Indemnified Person shall have reasonably concluded that there may be defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Person, or (C) the Indemnified Person’s counsel shall have advised the Indemnified Person in writing, with a copy delivered to the Indemnifying Person, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel). If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s written consent unless (A) there is no finding or admission of any violation of any law, rule or regulation or any violation of the rights of any Person, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person and (C) in the opinion of the Indemnified Person, there would not be any adverse effect on the business, operations, assets or financial condition of the Indemnified Person, and (iii) the Indemnifying Person shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without its written consent.
          (c) If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, or if the Indemnifying Person gives such a notice but fails to prosecute diligently the defense of such Third-Party Claim, then the Indemnified Person will have the right to defend, at the sole cost and expense of the Indemnifying Person, such Third-Party Claim by all appropriate proceedings. In such event, the Indemnified Person will have full

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control of such defense and proceedings, including any compromise or settlement thereof, and the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person; provided, however, that if requested by the Indemnified Person, the Indemnifying Person agrees, at the sole cost and expense of the Indemnifying Person, to cooperate with the Indemnified Person and its counsel in contesting any Third-Party Claim which the Indemnified Person is contesting, or, if appropriate and related to the Third-Party Claim in question, in making any counterclaim against the Person asserting the Third-Party Claim, or any cross-complaint against any Person (other than the Indemnifying Person or any of its Affiliates or, if the Indemnifying Person is a Seller, any other Seller).
          (d) Each Party consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agrees that process may be served on any Party with respect to such a claim anywhere in the world.
          (e) With respect to any Third-Party Claim subject to indemnification under this Article IX, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such other Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense except as specifically provided in this Section 9.4 to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
     9.8. Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought.
ARTICLE X
OTHER COVENANTS
     10.1. Tax Matters.
          (a) Preparation and Filing of Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to members of the Company Group for taxable periods ending on or prior to the Closing Date. Buyer shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns relating to members of the Company Group for taxable periods ending after the Closing Date. Buyer shall permit Sellers to review and comment on each Tax Return for any Tax based on or measured by income or gross receipts for a taxable period that includes any Pre-Closing Tax Period prior to filing and shall make such revision to such Tax Returns as are reasonably requested by Sellers. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Tax Period or Straddle Period, the Sellers shall pay to the Buyer the amount of any Seller Indemnified Taxes with respect to such Tax Return and the Partners shall pay to the Buyer the amount of any Partner Indemnified Taxes with respect to such Tax Return; provided that the

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payment due from any such Person to the Buyer shall be required not earlier than three (3) Business Days following receipt of the Buyer’s written notice and demand for such payment.
          (b) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:
          (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
          (ii) in the case of Taxes that are imposed on a periodic basis with respect to assets or capital, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
          (c) Tax Accounting Practices. To the extent items reported on a Tax Return described in the second to last sentence of Section 10.1(a) might reasonably affect items reported on any Tax Return for any Pre-Closing Tax Period, any Tax Return for any taxable period ending after the Closing Date shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax law), in accordance with reasonable Tax accounting practices selected by the party responsible for preparing the Tax Return. The amount of Taxes of the Company Group attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Effective Time, provided that Extraordinary Costs and Expenses to be paid by any member of the Company Group as a consequence of the transactions contemplated by this Agreement shall be allocated to the Pre-Closing Tax Period for federal income tax purposes. Except as provided in the preceding sentence, transactions occurring on the Closing Date after the Effective Time shall be allocated to the following day in accordance with the principals of the next day rule of Treasury Regulation § 1.1502-76(b)(1)(ii)(B) and any corresponding or similar provision of any other applicable tax law. The parties will not make any ratable allocation election under Treasury Regulation § 1.1502-76(b)(2)(ii) or any corresponding or similar provision of any other applicable tax law.
          (d) Amended Returns. The Parties will not file any amended Tax Return, carryback claim with respect to Taxes, or other adjustment request with respect to Taxes, relating to any member of the Company Group for any Pre-Closing Tax Period unless such action is

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required by law, or unless the Party proposing such action has obtained the other Party’s written consent, which consent shall not be unreasonably withheld. For this purpose, the Seller Representative shall represent all of the Sellers, and Buyer shall represent Buyer and all members of the Company Group. Unless the Parties agree otherwise, the Tax Benefit resulting from any such action shall be allocated among the Parties according to the principles of Section 10.1(c).
          (e) Cooperation on Tax Matters. Sellers and Buyer shall, and Buyer shall cause each member of the Company Group to, cooperate fully as and to the extent reasonably requested by the other Party in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party ‘s request) the provision of records and information relevant to any such Tax Return or Tax proceeding; and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Section 10.1(e). Buyer shall cause each member of the Company Group to (i) retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority and (ii) give the Seller Representative reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Seller Representative so requests, shall allow the Seller Representative to take possession of such books and records. Upon request, Buyer and Sellers further agree to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including any Tax with respect to the transactions contemplated hereby).
     10.2. Record Retention and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of the members of the Company Group retained by them as of the Closing Date. Buyer also shall provide Sellers and their representatives reasonable access thereto, during normal business hours and on not less than three days prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After such three (3) year period, to the extent such records are not available in Dallas, Texas, Buyer upon the request of Seller Representative shall use commercially reasonable efforts to make any such records available to Sellers electronically.
     10.3. Further Assurances. From and after the Closing, the Parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as a Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
     10.4. Personal Guarantee Releases. A list of all Company liabilities for which any Seller has personally guaranteed payment, is set forth on Exhibit G. Buyer agrees to use commercially reasonable efforts to attempt to obtain a release of all such liability of personal

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guarantees of any Seller, on or before the Closing, and, if not obtained before Closing, hereby indemnifies and holds all Sellers harmless with respect thereto.
     10.5. Health Insurance for Diana Istre Francis. Buyer agrees to cause the Company to pay for and provide Diana Istre Francis with health insurance equivalent to her current coverage (medical, dental and vision) for a period of five (5) years after Closing.
ARTICLE XI
NON-COMPETITION PROVISIONS
     11.1. Non-Competition and Non-Solicitation.
          (a) Non-Competition. During the period beginning on the Closing Date and ending two years after the termination of the Employment Agreement of Michael G. Francis (the “Non-Compete Period”), Michael G. Francis shall not, and shall not allow any of his Affiliates to, engage in, or be connected with any business, business operation, or activity (whether as an owner, partner, shareholder, member, joint venturer, operator, promoter, manager, employee, officer, director, consultant, advisor, independent contractor, agent, representative or otherwise), directly or indirectly, which consists in whole or in part of the Business within the geographical area the Business operates as of the Closing Date; provided, however, that ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business. Michael G. Francis expressly acknowledges and agrees that each and every restriction imposed by this Section 11.1 is reasonable with respect to subject matter, time period and geographical area. To the extent that Michael G. Francis remains employed by the Company after the Closing, such employment shall not be deemed a violation of this Section 11.1(a).
          (b) Non-Solicitation. Each Seller agrees that, during the Non-Compete Period, such Seller shall not, and shall not permit any of his or her Affiliates to, directly or indirectly:
          (i) Call upon, solicit or divert to a competitor, any customer whose account is serviced in whole or in part by Buyer or the Company Group or their respective Affiliates as of the Closing Date with the purpose of selling or attempting to sell to any such customer any services included within that offered by Buyer or the Company Group or their respective Affiliates as of the Closing Date; or
          (ii) Divert, solicit, recruit or take away any customer, supplier, or employee of Buyer or the Company Group or their respective Affiliates that conducted business with Buyer or Business with the Company Group or their respective Affiliates at any time within the 24 month period preceding the Closing Date, or the patronage of any customer or supplier of Buyer or Business with the Company Group or their respective Affiliates that conducted business with Buyer or the Company Group at any time within the 24 month period preceding the Closing Date, or otherwise interfere with or disturb the relationship existing between Buyer or the Company Group or their respective Affiliates and any of its respective customers, suppliers, or employees, directly or indirectly.
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          For the purposes of this Agreement, the term “Business” shall mean the current business operations of the Company Group, being the manufacturing, transportation, distribution and supply of liquid mud, dry sack materials and boat washings to the oil industry along the Gulf Coast of the United States, including the entire states of Texas, Mississippi, Alabama, Florida and Wyoming, and all of the Parishes of Louisiana listed on Schedule 13.1(b), and any other areas of business in which the Company Group has been engaged in the past or as of the Closing Date.
          (c) Confidentiality. Each of the Sellers shall treat and hold as confidential any information concerning the Business and affairs of the Company Group that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession or under their control. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 11.1(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided that such Seller shall use his commercially reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate, provided that Buyer shall reimburse such Seller within 15 days for the reasonable out of pocket expenses actually incurred by Seller in connection therewith.
          (d) Remedy for Breach. Each Seller acknowledges and agrees that in the event of a breach by such Seller (or any of such Seller’s Affiliates) of any of the provisions of this Section 11.1, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company Group, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages; provided, however, that if a bond is required to be posted in order for Company Group, Buyer and/or their respective successors or assigns, to secure an injunction, then the Parties hereby stipulate that a bond in the amount of $1,000 will be sufficient and reasonable in all circumstances to protect the rights of the Parties.
          (e) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 11.1 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or
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unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          (f) Acknowledgment. Sellers acknowledge and agree that (i) the restrictions contained in this Section 11.1 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Membership Interests (including, without limitation, the goodwill inherent therein), (ii) Sellers are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 11.1.
ARTICLE XII
MISCELLANEOUS
     12.1. Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and Sellers. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
     12.2. Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when (i) personally delivered, (ii) mailed by first class mail, return receipt requested, or (iii) delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to Sellers shall, unless another address is specified in writing, be sent to the address or telecopy number indicated on the signature page attached hereto, and notices, demands and communications to the Company and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to Diana Istre Francis:

Hunter, Hunter & Sonnier LLC 1807 Lake Street Lake Charles, Louisiana 70601 Attention: Shayna L. Sonnier Fax: (337) 439-2505

Notices to Oaks or the Company Prior to Closing or to All Sellers except Diana Istre Francis:	with a copy to: (which shall not constitute notice to the Company, Oaks or Sellers)

Francis Drilling Fluids, Ltd. 205 Jasmine Road Crowley, Louisiana 70526 Attention: Michael G. Francis Fax: (337) 783-0059	William P. Stubbs, Jr. Post Office Box 51201 Lafayette, Louisiana 70505-1201 Fax: (337) 233-9771
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Notices to Buyer or, following the Closing, the Company or Oaks:	with copies to: (which shall not constitute notice to Buyer or, following the Closing, the Company)

NYTEX Energy Holdings, Inc. 12222 Merit Drive, Suite 1850 Dallas, Texas 75251 Attn: Kenneth Kase Conte, Chief Financial Officer Fax: 972-770-4701	Strasburger & Price, LLP 901 Main Street, Suite 4400 Dallas, Texas 75202 Attention: Kevin Woltjen, Esq. Fax: 214-659-4025
     12.3. Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller or Buyer without the prior written consent of all Parties. Notwithstanding the immediately preceding sentence, without the prior written consent of Sellers, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, a Company Group member, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, a Company Group member, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). Notwithstanding the immediately preceding sentence, such assignment shall not relieve or alleviate any duties, responsibilities and/or obligations of this Agreement of Buyer.
     12.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.
     12.5. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless a reasonable inference can be made that the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter
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(regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. In addition, each of the Parties acknowledges and agrees that any Purchase Price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document or pursuant to any other applicable requirements of law. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others. The defined terms used in this Agreement include the plural as well as the singular.
     12.6. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
     12.7. Entire Agreement. The Schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.
     12.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
     12.9. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Louisiana, without giving effect to any choice of law or conflict of law provision (whether of the State of Louisiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Louisiana.
     12.10. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.
     12.11. Jurisdiction. Any dispute arising from or connected with this Agreement shall be resolved only by binding arbitration requested by a Party and brought in the state district court situated in Acadia Parish, Louisiana.
          (a) Arbitrable Matters. All disputes arising out of this Agreement, between or among the Parties to this Agreement, shall be submitted to arbitration at the behest of any Party. The arbitration proceeding shall be held in Acadia Parish, Louisiana and shall be conducted in accordance with the CPR Institute for Dispute Resolution (“CPR”) Rules for Non-Administered Arbitration of Business Disputes as here modified. The arbitration shall be conducted by a sole arbitrator (or an amicable compounder) acceptable to each Party, appointed from CPR’s roster of neutrals (the “Arbitrator”). Should the Parties not reach an agreement on a sole arbitrator (or an amicable compounder) or a Party refuse to participate in the arbitration within 15 days of
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submission as specified below, then any Party may institute a proceeding to compel arbitration in the state district court situated in Acadia Parish, Louisiana. Each Party to the arbitration shall have the right to nominate one or more disinterested individuals from CPR’s roster of neutrals to serve as Arbitrator, and the court shall appoint one of the nominees to that office.
          (b) Submission to Arbitration. The Party submitting any matter arising out of this Agreement to arbitration (the “Demanding Party”) shall do so by delivering written notice thereof (the “Arbitration Notice”) to the other Party or Parties (the “Noticed Party”). In addition to indicating the Demanding Party’s intention to commence arbitration proceedings, the Arbitration Notice shall state the nature, with reasonable detail, of the dispute and the Demanding Party’s claim or claims, the question or questions to be submitted for decision or award by arbitration and the relief or remedy sought. A copy of the Arbitration Notice shall be concurrently provided by CPR, along with a copy of this Agreement. Either Party may bring an action in any court of competent jurisdiction to enforce any award or judgment granted by the Arbitrator, or to impose or enforce any injunctive relief to which a Party may be entitled.
          (c) Arbitration Procedures. The Arbitrator shall apply the substantive law, not the laws of conflict, (and the law of remedies, if applicable) of the State of Louisiana as applicable to the claim asserted, and the interpretation of this Agreement. The Federal Rules of Evidence shall apply. The Arbitrator shall have no authority to change this Agreement unless otherwise agreed by all Parties. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Any Party may be represented by an attorney or other representative selected by the Party.
The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any Party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.
          (d) Compliance with Decisions. To the extent permissible under applicable law, the Parties agree that the award of the Arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the United States Arbitration Act or other applicable arbitration law pursuant. All Parties to this Agreement shall abide by the Arbitrator’s decision. Furthermore, they agree that all resolutions through this arbitration shall be completed by arbitration and not by mediation. Notwithstanding the foregoing, the Arbitrator may not award punitive or exemplary (or anything similar) damages, and the Parties hereby irrevocable waive any claims to punitive or exemplary damages (or anything similar). Judgment over the arbitration award may be entered and enforced in any court having jurisdiction over the Parties or their assets. It is the intent of the Parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.
          (e) Obligation to Pay Costs. In either case, the losing Party shall pay all court costs, reasonable attorney fees, travel, lodging and any other costs in connection with any dispute.
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 53

EXECUTION VERSION
          (f) Mediation. The Parties are encouraged, but not required, to attempt mediation as a way of resolving minor disputes.
     12.12. Delivery by PDF and Facsimile. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such Contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such Contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a Contract and each such Party forever waives any such defense.
     12.13. Drafting. Each Party hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement; therefore, the language in all parts of this Agreement shall in all cases be construed simply, accurately to its fair meaning, and not strictly for or against any of the Parties hereto, without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof, and any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.
     12.14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, the Buyer indemnified parties, the Seller indemnified parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Persons any remedy, claim liability, reimbursement, cause of action or other right except as expressly provided herein. No insurance company or any other third party shall be a beneficiary of Sellers’ or Purchaser’s indemnification obligations under this Agreement and in no way shall any obligations of any insurance company or other third party be reduced or mitigated as a result of this Agreement.
[The Remainder of This Page Intentionally Left Blank]
MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 54

EXECUTION VERSION
     IN WITNESS WHEREOF, the Parties have executed this Membership Interests Purchase Agreement as of the date first written above.

BUYER: NYTEX ENERGY HOLDINGS, INC., a Delaware corporation
By:
Michael Galvis, President

COMPANY: FRANCIS DRILLING FLUIDS, LTD., a Louisiana business corporation
By:
Michael G. Francis, President

OAKS: FRANCIS OAKS, L.L.C., a Louisiana limited liability company
By:
Michael G. Francis, Manager

SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 1

EXECUTION VERSION

SELLERS:

Diana Istre Francis

Michael G. Francis

Mackey Francis

Bryan Francis

SELLER REPRESENTATIVE:

Bryan Francis, Seller Representative

SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 2

EXECUTION VERSION

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     BEFORE ME, the undersigned authority, on this day personally appeared Michael Galvis, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said NYTEX ENERGY HOLDINGS, INC., a Delaware corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ______ day of ______________, 2010.

Notary Public in and for the State of Texas

My Commission Expires:

STATE OF LOUISIANA	§
§
PARISH OF __________	§
     BEFORE ME, the undersigned authority, on this day personally appeared Michael G. Francis, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said FRANCIS DRILLING FLUIDS, LTD., a Louisiana business corporation, and that he executed the same as the act of such corporation for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ______ day of ______________, 2010.

Notary Public in and for the State of Louisiana

My Commission Expires:

SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 3

EXECUTION VERSION

STATE OF LOUISIANA	§
§
PARISH OF __________	§
     BEFORE ME, the undersigned authority, on this day personally appeared Michael G. Francis, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said FRANCIS OAKS, L.L.C., a Louisiana limited liability company, and that he executed the same as the act of such limited liability company for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ______ day of ______________, 2010.

Notary Public in and for the State of Louisiana

My Commission Expires:

STATE OF LOUISIANA	§
§
PARISH OF __________	§
     BEFORE ME, the undersigned authority, on this day personally appeared DIANA ISTRE FRANCIS, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ____ day of __________________, 2010.

Notary Public in and for the State of Louisiana

My Commission Expires:

SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 4

EXECUTION VERSION

STATE OF LOUISIANA	§
§
PARISH OF __________	§
     BEFORE ME, the undersigned authority, on this day personally appeared MICHAEL G. FRANCIS, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ____ day of __________________, 2010.

Notary Public in and for the State of Louisiana

My Commission Expires:

STATE OF LOUISIANA	§
§
PARISH OF __________	§
     BEFORE ME, the undersigned authority, on this day personally appeared MACKEY FRANCIS, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ____ day of __________________, 2010.

Notary Public in and for the State of Louisiana

My Commission Expires:

SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 5

EXECUTION VERSION

STATE OF LOUISIANA	§
§
PARISH OF __________	§
     BEFORE ME, the undersigned authority, on this day personally appeared BRYAN FRANCIS, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL this ____ day of __________________, 2010.

Notary Public in and for the State of Louisiana

My Commission Expires:

SIGNATURE PAGE TO MEMBERSHIP INTERESTS PURCHASE AGREEMENT — Page 6

EXECUTION VERSION
EXHIBIT A
FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST
See Attached.
EXHIBIT A

EXECUTION VERSION
EXHIBIT B
FORM OF NOTE
See Attached.
EXHIBIT B

EXECUTION VERSION
EXHIBIT C
FORM OF EMPLOYMENT AGREEMENT
See Attached.
EXHIBIT C

EXECUTION VERSION
EXHIBIT D
FORM OF REGISTRATION RIGHTS AGREEMENT
See Attached.
EXHIBIT D

EXECUTION VERSION
EXHIBIT E
FORM OF ESCROW AGREEMENT
See Attached.
EXHIBIT E

EXECUTION VERSION
EXHIBIT F
FORM OF MUTUAL RELEASE
See Attached.
EXHIBIT F

EXECUTION VERSION
EXHIBIT G
PERSONAL GUARANTEES
OF SELLERS
See Attached.
EXHIBIT G

EXECUTION VERSION
EXHIBIT H
DIVISION OF PURCHASE PRICE
AMONG SELLERS
See Attached.
EXHIBIT H